Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER II OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

GLOBAL CANCER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Date: May 18, 2017

Nevada	339112	46-1785241
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

16776 Bernardo Center Drive

Suite 203

San Diego, CA 92128

Phone: (619) 818-2411

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

John Clark, CEO

Global Cancer Technology, Inc.

16776 Bernardo Center Drive

Suite 203

San Diego, CA 92128

(619) 818-2411

jclark@globalcancertechnology.com

(Name, address, including zip code, and telephone number

including area code, of agents for service)

Copies to:

Ronald N. Vance, Esq.

Pearson, Butler & Carson, PLLC

1802 W. South Jordan Parkway

Suite 200

South Jordan, UT 84095

(801) 988-5862

(801) 254-9427 (fax)

ron@pearsonbutler.com

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6.

PART I – END

PRELIMINARY OFFERING CIRCULAR DATED,

Subject to Completion Dated September __, 2018

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

GLOBAL CANCER TECHNOLOGY, INC.

16776 BERNARDO CENTER DRIVE, SUITE 203

SAN DIEGO, CA 92128

(619) 818-2411

Please send copies of all correspondence to:

John Clark, CEO

Global Cancer Technology, Inc.

16776 Bernardo Center Drive

Suite 203

San Diego, CA 92128

(619) 818-2411

jclark@globalcancertechnology.com

(Name, address, including zip code, and telephone number

including area code, of agents for service)

Copies to:

Ronald N. Vance, Esq.

Pearson, Butler & Carson, PLLC

1802 W. South Jordan Parkway

Suite 200

South Jordan, UT 84095

(801) 988-5862

(801) 254-9427 (fax)

ron@pearsonbutler.com

Up to 1,832,533 SHARES OF COMMON STOCK

NO PAR VALUE PER SHARE

In this public offering we, “Global Cancer Technology” are offering up to 1,333,333 shares of our common stock and our selling shareholders are offering 499,200 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The primary offering will be conducted on a “best-efforts” basis, which means our directors and officers will use their commercially reasonable best efforts in an attempt to offer and sell the shares. Our directors and officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the directors and officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

We reserve the right to retain a registered broker dealer (the “Placement Agent”) in the sale of our shares. The Placement Agent and other broker dealers will receive compensation for sales of the securities offered hereby at a commission rate of up to 10% of the gross proceeds of the offering. Our directors, officers and/or Placement Agent will not sell any of the shares in the secondary offering. Resale shares in the secondary offering may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time by the selling shareholders. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. There is no minimum number of shares required to be purchased by each investor.

All of the shares being registered for sale by the Company will be sold at a set offering price within the range of $2.50 to $3.50 per share for the duration of the offering. In no event will the total offering, including the primary and secondary offering, exceed $6,413,866. Assuming all the 1,333,333 shares being offered by the Company are sold, the Company will receive $4,000,000 in gross proceeds. Assuming 1,000,000 shares (75%) being offered by the Company are sold, the Company will receive $3,000,000 in gross proceeds. Assuming 666,666 shares (50%) being offered by the Company are sold, the Company will receive $2,000,000 in gross proceeds. Assuming 333,333 shares (25%) being offered by the Company are sold, the Company will receive $1,000,000 in gross proceeds. There is no escrow of funds or minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to institute our business plan.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

SHARES OFFERED BY COMPANY	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO THE COMPANY
Per Share	$3.00(1)	10% ($0.30)	$2.70
Minimum Purchase	None	Not applicable	Not Applicable
Total (1,333,333 shares)	$3.00	10% ($)	$3,600,000

SHARES OFFERED SELLING SHAREHOLDERS	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO THE SELLING SHAREHOLDERS
Per Share	$3.00(1)	Not applicable	$3.00
Minimum Purchase	None	Not applicable	Not applicable
Total (499,200 shares)	$3.00	Not applicable	$1,497,600

(1)	The Company is relying on Rule 253(b) with respect to the determination of the purchase price in this preliminary offering. An Issuer may raise an aggregate of up to $50 million in a 12-month period pursuant to Tier II of Regulation A of the Securities Act of 1933, as amended. The above table is reflected at $3.00 per share, which is an arbitrary price per share within the range of $2.50 and $3.50 per share. The offering price will be fixed at a price within the aforementioned range after qualification.

If all the shares are not sold in the Company’s offering, there is the possibility that the amount raised may be minimal and might not even cover the costs of the offering, which the Company estimates at $50,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company.

There is currently no trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 5.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this offering circular. If anyone provides you with different information, you should not rely on it.

The Company is following the “Offering Circular” format of disclosure set forth under Part II of the Offering Statement on Form 1-A of Regulation A.

The date of this offering circular is September __, 2018

GLOBAL CANCER TECHNOLOGY, INC.

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

GLOBAL CANCER TECHNOLOGY, INC.

OFFERING CIRCULAR

SUMMARY

In this offering circular, ‘‘GCT,’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Global Cancer Technology, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31st. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This offering circular, and any supplement to this offering circular include “forward-looking statements”. To the extent that the information presented in this offering circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this offering circular.

This summary only highlights selected information contained in greater detail elsewhere in this offering circular. This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire offering circular, including “Risk Factors” beginning on Page 5, and the financial statements, before making an investment decision.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

The Company

Our company was formed by John Clark, our sole officer and director, and principal shareholder, to acquire a portfolio of various medical licenses for unique and promising patents and intellectual properties. The company has acquired licenses from the University of California, San Diego, John Moores Cancer Center and from the University of Washington. In addition, we hold an exclusive technology license from American Radiosurgery, Inc., an affiliated entity, to promote and sell high technology radiosurgery and cancer treatment products. We are a startup stage company focused on the following operational areas:

•	NanoDrug Transport. The Company intends to form a subsidiary called NanoDrug Transport and to transfer into this company a license for a patent owned by UCSD and licensed to us in 2016. It relates to a technology to attach an inactive prodrug to a nano-crystal scintillator that is radiosurgically activated at the tumor site releasing the prodrugs energy.

•	UCN-01. The Company has formed a subsidiary called MCW Pharmaceuticals and intends to transfer into this company a license obtained from UCSD to develop and market an anticancer compound designated as 7-hydroxy staurosporine, termed UCN- 01, a staurosporine analog anti-tumor agent that is approved for patient testing, and which we believe could be a superior radiochemotherapy sensitizer.

•	NanoMed Tracking. This technology, which we intend to develop through our subsidiary, is based on a patent owned by UCSD and licensed to us in 2016 and permits the tracking of hospital instruments using an applied nano-Quantum Dot polymer (nQD) and an optical scanner system. In July 2017 we formed NanoMed Tracking, Inc. as wholly owned subsidiary and assigned the license agreement to this entity.

2

•	HIFU+. The Company intends to form a subsidiary to commercialize a license it owns to 18 different patents that represents a new form of High Intensity Focused Ultrasound. The technology is known as “Boiling Histotripsy” and allows for the mechanical destruction of tumor tissue. This technology is based on a patent owned by the University of Washington and licensed to us in 2018.

•	RGS Orbiter Machines. We have an exclusive world-wide license/distribution agreement with American Radiosurgery, Inc., which produces the Rotating Gamma System® Orbiter™ (RGS Orbiter), a gamma knife type device which can be used to treat tumors of the head as well as the rest of the body. The RGS Orbiter will be the first US bases gamma knife type device that can treat tumors of the head as well as the rest of the body

Our principal executive offices are located at 16776 Bernardo Center Drive, Suite 203, San Diego, CA 92128, and our telephone number is (619) 818-2411. Our website is www.globalcancertechnology.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this offering circular.

Risks Affecting Us

Our business will be subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this offering circular summary and elsewhere in this offering circular. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

•	we are an early-stage company with a limited operating history which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;
•	our inability to attract customers and increase sales to new and existing customers;
•	failure of manufacturers and services providers to deliver products or provide services in a cost effective and timely manner;
•	our failure to develop, find or market new products and services;
•	our failure to promote and maintain a strong identity in the industry;
•	failure to achieve or sustain profitability;
•	risks associated with the medical industry;
•	our failure to successfully or cost-effectively manage our marketing efforts and channels;
•	significant competition;
•	changing consumer preferences;
•	adequate protection of confidential information;
•	potential litigation from competitors and construction related claims from customers;
•	a limited market for our common stock; and
•	the fact that we are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

3

THE OFFERING

Securities being offered by the Company	1,333,333 shares of common stock, at a fixed price per share within the range of $2.50 and $3.50 per share, set after qualification, offered by us on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold, through us or a Placement Agent. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Underwriter	We reserve the right to retain a broker dealer in this offering with a commission up to 10% of the gross proceeds of the offering.

Securities being offered by the Selling Stockholders	499,200 shares of common stock, at a fixed price per share within the range of $2.50 and $3.50 per share, set after qualification, offered by selling stockholders in a resale offering. This fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our Board of Directors for an additional 90 days.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share within the range of $2.50 and $3.50 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	11,551,200 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	12,884,533 common shares will be issued and outstanding if we sell all of the shares we are offering herein at the price of $3.00 per share. The $3.00 per share price is an arbitrary price per share within the range of $2.50 and $3.50 per share. The offering price will be fixed at a price within the aforementioned range after qualification.

The minimum number of shares to be sold in this offering	None.

Use of Proceeds	We intend to use the gross proceeds to us for working capital, to develop new products and for other corporate purposes.

Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this Offering Statement becomes qualified with the Securities and Exchange Commission, or (ii) the date on which all shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days.

Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $45,000.

Risk Factors:	See “Risk Factors” and the other information in this offering circular for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this offering circular. We have not authorized anyone to provide you with information different from that which is contained in this offering circular. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

4

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this offering circular before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Related to Our Company and its Business:

Our independent auditor has stated there is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of and for the year ended December 31, 2017 and 2016, were prepared assuming that we would continue as a going concern. Our significant losses from operations as of December 31, 2017, raised substantial doubt about our ability to continue as a going concern. If the going-concern assumption were not appropriate for our financial statements, then adjustments would be necessary to the carrying values of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Since December 31, 2017, we have continued to experience losses from operations. We have no commitments for future financings and we anticipate that we will require additional funding to commence principal business operations. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have an absence of historical revenues and no current prospects for future revenues. We also have a history of losses which we expect to continue into the future. In the event our current cash resources are insufficient to meet our obligations through the startup stage, we will either have to suspend or cease operations, in which case you will lose your investment.

We have been engaged in the development of medical devices and technology since our inception as a Texas company in 2013 and have not generated any historical revenues relating to our primary business activities. We have incurred cumulative net losses of $888,681 from these activities through June 30, 2018 and anticipate a net loss until we are able to commence principal operations, if ever. During this startup stage we have no source of funding to satisfy our cash needs except for our existing cash resources, which management estimates will be sufficient to meet our cash for approximately three months. In addition, we will require additional funding to meet our operating expenses and to implement our business plans until we generate revenues from operations. We have no confirmed source for future funding. If we do not begin to generate revenues or find alternate sources of capital before our current cash resources expire, we will either have to suspend or cease operations, in which case you will lose your investment.

Any future financing may result in ownership dilution to our existing shareholders and may grant rights to investors more favorable than the rights currently held by our existing shareholders.

If we raise additional capital by issuing equity, equity-related or convertible securities, the economic, voting and other rights of our existing shareholders may be diluted, and those newly-issued securities may be issued at prices that are at a significant discount to current value or then prevailing market prices. In addition, any such newly issued securities may have rights superior to those of our common stock. If we obtain additional capital through collaborative arrangements, we may be required to relinquish greater rights to our technologies or products than we might otherwise have or become subject to restrictive covenants that may affect our business.

5

Each of our current licensed products is in an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize these licensed products, or any future products, or if we experience significant delays in doing so, our business may fail.

We intend to invest a significant portion of our efforts and financial resources in our current licensed products and depend heavily on their success. We need to devote significant additional research and development, financial resources and personnel to develop these as commercially products, obtain regulatory approvals, if necessary, and establish a sales and marketing infrastructure. We are likely to encounter hurdles and unexpected issues as we proceed in the development of our licensed products. There are many reasons that we may not succeed in our efforts to develop these products, including the possibility that our products will be deemed ineffective or unsafe; our products will be too expensive to manufacture or market or will not achieve broad market acceptance; others will hold proprietary rights that will prevent us from marketing our products; or our competitors will market products that are perceived as equivalent or superior.

Our business is subject to substantial competition and could be adversely affected if we are unable to compete effectively in the industry.

The cancer and medical technology industry is highly competitive. Universities and others with research facilities and programs typically license their technology and patent rights to others to commercialize. We face competition from these universities and other research facilities and those to whom they license their technology, particularly in the medical field. In many instances, our competitors have longer operating histories, greater financial resources, and marketing avenues available to them. If we are unable to compete effectively in the cancer and medical technology industry, our business, prospects, results of operations and financial condition could be materially and adversely affected.

The loss of or inability to retain key personnel could materially adversely affect our operations.

Our management includes a select group of experienced medical and technology professionals, particularly our CEO, John Clark, who have been instrumental in acquiring and developing our current licensed products. The success of our operations will, in part, depend on the successful continued involvement of these individuals. If these individuals leave the employment of or engagement with us, then our ability to operate will be negatively impacted. There can be no assurance that we will be successful in retaining key personnel.

Risks Related to Our Intellectual Property

We hold certain intellectual property rights and intend to acquire additional intellectual property rights in the future. Our success will be dependent in large part on safeguarding our intellectual property rights.

We have licenses which we intend to use to develop our business plan. Our business plan is to acquire additional patent licensing rights, or other rights which may not be protected by patents. Our commercial success will depend to a significant degree on our ability to:

•	compel the owners of the patents licensed to us to defend and enforce such patents, to the extent such patents may be applicable to our products and material to their commercialization;
•	obtain new patent and other proprietary protection for acquired or developed products;
•	obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to our technology, both in the United States and other countries;
•	preserve intellectual property rights relating to our products; and
•	operate without infringing the patents and proprietary rights of third parties.

Failure to obtain adequate patent protection for our products, the failure of our licensors to protect our licensed patent rights, or the failure to protect our existing patent rights, may impair our ability to be competitive. The availability of infringing products in markets where we have patent protection, or the availability of competing products in markets where we do not have adequate patent protection, could erode the market for our products, negatively impact the prices we can charge for our licensed products, and harm our reputation if infringing or competing products are manufactured to inferior standards.

6

Failure to maintain our licenses would have material impact on our business.

We hold licenses from universities and intend to seek additional licenses in the future to implement our business plan. If the parties granting these licenses were to determine that we have failed to comply with the licensure requirements, they have the authority to deny, suspend or revoke our licenses, or cause them to be non-exclusive. If our licenses were suspended or revoked, we would no longer be able to operate our proposed business to develop and market the licensed products. Any of these actions by the licensor would negatively impact our proposed business and could result in the termination of proposed operations.

Patents acquired by us may not be valid or enforceable and may be challenged by third parties.

We cannot assure you that any patents issued or licensed to us would be held valid by a court or administrative body or that we would be able to successfully enforce our patents against infringers, including our competitors. The issuance of a patent is not conclusive as to its validity or enforceability, and the validity and enforceability of a patent is susceptible to challenge on numerous legal grounds. Challenges raised in patent infringement litigation brought by or against us may result in determinations that patents that have been issued or licensed to us or any patents that may be issued to us or our licensors in the future are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in these patents without paying licensing fees or royalties to us, which could significantly diminish the value of our intellectual property and our competitive advantage. Even if our patents are held to be enforceable, others may be able to design around our patents or develop products similar to our products that are not within the scope of any of our patents.

In addition, enforcing the patents that have been licensed to us and any patents that may be issued to us in the future against third parties may require significant expenditures regardless of the outcome of such efforts. Our existing license agreements require us to pay for or reimburse the licensor for the costs of defending the patents. Our inability to enforce our patents against infringers and competitors may impair our ability to be competitive and could have a material adverse effect on our business.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We may also rely on unpatented technology, trade secrets, confidential information and proprietary know-how to protect our technology and maintain any future competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such case, we could not assert any trade secret rights against such party.

Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

Risks Related to Our Common Stock

There is no public market for our common stock.

There is currently no public market for our common stock. We intend to seek a brokerage firm to make application for trading of our stock in the over-the-counter market through a quotation on an OTC Markets platform. We have no agreements or arrangements with any brokerage firm and we may not be able to locate a suitable firm to make the application. Any application may require a significant amount of time to process and we cannot assure you when or if a trading market for our stock will develop. Further, if there are insufficient buyers in any future market, holders of common stock may not be able to sell their shares, or if so, at substantially reduced prices to posted market prices.

7

The beneficial ownership of our common stock is concentrated among existing executive officers and directors.

Our Chairman and CEO, John Clark, owns beneficially, in the aggregate, approximately 85.7% of the issued and outstanding common stock. As a result, Mr. Clark will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Any future public trading market for our common stock will likely be volatile and will likely result in higher spreads in stock prices.

We intend to apply for quotation of our common stock for trading in the over-the-counter market. The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as our ability to implement our business plan, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on stock exchanges, which means that the difference between the price at which shares could be purchased by investors on the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. Our trading volume may not be sufficient to significantly reduce this spread, or we may not have sufficient market makers to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock increases and exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, shareholders could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time the shareholder wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

Because our shares will likely be designated as “penny stock”, broker-dealers will be less likely to trade in our stock due to, among other items, the requirements for broker-dealers to disclose to investors the risks inherent in penny stocks and to make a determination that the investment is suitable for the purchaser.

If we are able to develop a public trading market for our common stock, our shares will likely be designated as “penny stock” as defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thus may be more illiquid than shares not designated as penny stock. The SEC has adopted rules which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are defined generally as: non-Nasdaq equity securities with a price of less than $5.00 per share; not traded on a “recognized” national exchange; or in issuers with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $10,000,000, if in continuous operation for less than three years, or with average revenues of less than $6,000,000 for the last three years. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our securities are subject to the penny stock rules, investors in the shares may find it more difficult to sell their shares. Many brokers have decided not to trade in penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The reduction in the number of available market makers and other broker-dealers willing to trade in penny stocks may limit the ability of purchasers in this offering to sell their stock in any secondary market. These penny stock regulations, and the restrictions imposed on the resale of penny stocks by these regulations, could adversely affect our stock price.

We have not paid, and do not intend to pay in the near future, dividends on our common shares and therefore, unless our common stock appreciates in value, our shareholders may not benefit from holding our common stock.

We have not paid any cash dividends since inception. Although we anticipate allocating funds for payment of dividends from future earnings, if any, we do not anticipate this occurring until we establish our primary business operations, of which there is no assurance. Therefore, any return on the investment made in our shares of common stock will likely be dependent initially upon the shareholder’s ability to sell our common shares in the open market, if one should develop, at prices exceeding the amount paid for our common shares and broker commissions on the sales.

8

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

The prior issuances of shares by us may have been issued without a valid exemption from registration which may subject us to rescission of the issuance of the shares and potential liability in the event an exemption from registration is not available for the issuance.

Since our inception we have sold our shares of common stock primarily, if not solely to persons who designated themselves as accredited investors, many of whom indicated their qualification as accredited investors based upon the individual net worth qualification. Some of these investors mistakenly included the value of their primary residence in calculating their net worth, which recent amendments to Rule 501(a) of Regulation D prohibited. Some shares were sold prior to the conversion of the predecessor limited liability company to the Nevada corporation. Therefore, these sales may not have qualified for exemption under Rule 506(b) or other exemptions from the registration requirements of the Securities Act or state securities laws.

In the event we are found to have offered and sold such shares in transactions for which exemption from registration was not available, such shares may have been offered in violation of the registration provisions of Section 5 of the Securities Act. In that event, investors may have rescission rights to recover their purchase price, plus interest and attorney’s fees, depending upon their state of residence. Nevertheless, we believe the exposure to possible rescission by these investors to be minimal, especially since these investors have indicated their desire to sell some or all of their shares in the open market.

We failed to timely file notices on Form D of our prior nonpublic offerings under Rule 506(b) and as such may be subject to disqualification from future reliance on this exemption from registration if the SEC were to obtain a judgment or decree enjoining us for failure to file these notices.

From November 2015 through June 2018 we made unregistered sales of securities under Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated by the SEC thereunder. We failed to file notices of these sales as required under Rule 503 of Regulation D. As such, the SEC may act against us to enjoin us from future violations of this requirement. If orders or decrees are obtained by the SEC against us, Rule 507 of Regulation D would prohibit us from relying on Rule 504 or 506 of Regulation D, which could materially affect our ability to secure funding in the future.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be held in our corporate bank account if the subscription agreements are in good order and we accept the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

9

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors, in consultation with our Placement Agent, has determined the offering price in its sole discretion. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

The entire amount of your purchase price for your shares may not be available for investment in our company.

A portion of the offering proceeds may be used to pay selling commissions of up to ten percent (10%) of the offering proceeds to a placement agent, which it may re-allow and pay to participating broker-dealers, who sell shares. Thus, a portion of the gross amount of the offering proceeds may not be available for investment in our company.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Statement does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares or find an exemption under the securities laws of each state in which we offer the shares, each investor may have the right to rescind his, her or its purchase of the shares and to receive back from the Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The principal purposes of this offering are to raise additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from this offering primarily for paying working capital, inventory and general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, products, technologies, or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

10

DILUTION

Dilution means a reduction in value, control or earnings of the shares of Common Stock the investor owns.

An early-stage company typically sells its shares (or grants options to purchase its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay more for the shares than the founders or earlier investors, which means that the cash value of your stake is diluted.

The Shares of Common Stock will be sold in this Offering for $2.50 to $3.50 per share. Pursuant to its Articles of Incorporation, as amended, the Company has the authority to issue up to 100,000,000 shares of Common Stock. At the time of this Offering, 11,551,200 shares of Common Stock are issued or outstanding. The Company has not authorized any shares of preferred stock and does not have any preferred stock outstanding. In addition, as of the date hereof, the Company has not granted options to employees and others to purchase shares of the Company’s Common Stock. The price at which future options may be granted to purchase Common Stock will be determined as of the date of the grant of future options.

PLAN OF DISTRIBUTION

This Offering Statement is part the Form 1-A that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Statement supplement that may add, update or change information contained in this Offering Statement. Any statement that we make in this Offering Statement will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Statement supplement.

Pricing of the Offering

Prior to the offering, there has been no public market for our common shares. The initial public offering price range of $2.50 to $3.50 was arbitrarily chosen by management. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Statement and otherwise available;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

•	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;
•	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

11

•	You are an executive officer or director of the issuer;
•	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;
•	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;
•	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
•	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or
•	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Procedures for Subscribing

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Statement.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

12

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our shares of common stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Statement, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Selling Stockholders

We are registering the resale of shares of Common Stock by the selling stockholders named herein. The selling stockholders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on trading facility or quotation service on which such shares are traded or quoted, or in private transactions. These dispositions will be at a set price of $3.00 per share until our shares are quoted on the OTC Markets and thereafter at prevailing market prices or privately negotiated prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwriting transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price;
•	distribution to members, limited partners or stockholders of selling stockholders;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this offering statement, or under an amendment to this offering statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this offering statement. The selling stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this offering statement.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this offering statement, which shares such broker-dealer or other financial institution may resell pursuant to this offering statement (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of Common Stock being offered by the selling stockholders named herein.

13

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying offering statement supplement or, if appropriate, a post-effective amendment.

14

USE OF PROCEEDS

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50%, and 25% of the securities offered for sale by the Company at $3.00 per share. The $3.00 per share price is an arbitrary price per share within the range of $2.50 and $3.50 per share. Offering costs are assumed to be $45,000 of fixed costs plus a 10% commission. The offering price will be fixed at a price within the aforementioned range after qualification. There is no assurance that we will raise the full amount of the offering.

If 1,333,333 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Offering Costs	$100,000
Commissions (up to 10% of total offering)	$400,000
Commercializing Instrument marking technology	$1,000,000
Pre-clinical work on Nanocrystal scintillator	$1,000,000
Pre-clinical work on UCN-01	$500,000
Complete design of RGS Orbiter and software	$250,000
Research grant to Univ. of Washington for HIFU+	$250,000
General and Administrative Expense	$500,000
TOTAL	$4,000,000

If 1,000,000 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Offering Costs	$100,000
Commissions (up to 10% of total offering)	$300,000
Commercializing Instrument marking technology	$1,000,000
Pre-clinical work on Nanocrystal scintillator	$1,000,000
Complete design of RGS Orbiter and software	$250,000
General and Administrative Expense	$350,000
TOTAL	$3,000,000

If 666.666 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Offering Costs	$100,000
Commissions (up to 10% of total offering)	$200,000
Commercializing Instrument marking technology	$1,000,000
Pre-clinical work on Nanocrystal scintillator	$500,000
General and Administrative Expense	$200,000
TOTAL	$2,000,000

15

If 333,333 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Offering Costs	$100,000
Commissions (up to 10% of total offering)	$100,000
Commercializing Instrument marking technology	$700,000
General and Administrative Expense	$100,000
TOTAL	$1,000,000

The above figures represent only estimated costs for the next 12 months.

16

DESCRIPTION OF BUSINESS

Overview

Global Cancer Technology, Inc. was incorporated under the laws of the State of Nevada on May 18, 2017. It was originally formed as a limited liability company in the State of Texas on January 2, 2013 and converted to its present corporate status on May 18, 2017.

In order to implement the conversion from a Texas limited liability company to a Nevada corporation, the entities entered into a Plan of Conversion, whereby the members of the limited liability company approved the plan and agreed to exchange their membership interests for an aggregate of 351,000 shares of common stock of the corporation on a pro rata basis. We filed articles of conversion in both the states of Texas and Nevada on May 18, 2017.

We have two subsidiaries, NanoMed Tracking, Inc., a Nevada corporation formed on July 12, 2017, and MCW Pharmaceuticals Inc., a Montana corporation formed on June 11, 2018. We have entered into shareholder agreements with these subsidiaries, the material terms of which are described below:

NanoMed Shareholder Agreement. This agreement, dated June 26, 2017, provides for initial stock ownership of 51% by us until the sale of the entity, at which point our stock ownership will be reduced to 20% or reduced further upon future funding. Mr. Clark, our sole office and director, also serves as a director and CEO of this entity. The agreement includes provisions limiting sale or transfer of the shares and grants the entity certain rights to purchase the shares upon the death or upon the voluntary or involuntary sale or transfer of the stock. The agreement further includes shareholder indemnification provisions and noncompete provisions.

MCW Pharmaceuticals Shareholder Agreement. This agreement, dated May 17, 2018, provides for initial stock ownership of 51% by us until the sale of the entity, at which point our stock ownership will be reduced to 33.3%. Mr. Clark, our sole office and director, also serves as a director and CEO of this entity. The agreement includes provisions limiting sale or transfer of the shares and grants the entity certain rights to purchase the shares upon the death or upon the voluntary or involuntary sale or transfer of the stock. The agreement further includes shareholder indemnification provisions and noncompete provisions.

Industry Overview

Medical Instrument Marking

Medical instrument marking, through our subsidiary NanoMed Tracking Inc., puts us in an industry that is relatively new and being driven by an FDA mandate that, “By September 24, 2020, all hospitals in the United States will be required to label each piece of equipment used in surgical operations and in long-term in vivo implantation”123

The Unique Device Identifier (“UDI”) Rule has given birth to several companies with their development of different technologies to mark and track medical instruments. The two basic competing technologies are Radio Frequency Idenficiation (“RFID”) and Laser Engraving. The leading players in this market are Haldor, Censitrac, Microsystems, Surgidat and Key Surgical. These companies all offer varying degrees of the basic technologies found in RFID and Laser Engraving. Major market highlights include:

•	$1.1B U.S. market and $2B global market
•	5,600 hospitals in the U.S.
•	Less than 3% of hospitals currently track individual surgical instruments
•	Fragmented market with no dominant player

__________________

1 Gustafson, K. “Practical Limitations on Quantum Dot-Based Spectral Barcoding.” Undergraduate Senior Design Project Report. Dept. of NanoEngineering, UC San Diego. La Jolla. June 9, 2015.

2 Unique Device Identifier (UDI) Rule

3 Amendment to section 502 of Federal Food, Drug, & Cosmetic Act of 1938, specifically to section 226 of the FDA Amendment Act of 2007 and to section 614 of the FDA Safety & Innovation Act of 2012

17

The growth of the marketplace is very strong with the U.S. market having a compound annual growth rate (“CAGR”) of 8.6% and the global market having a CARG of 9.8%.

Drug Delivery for Pharmacological Drugs

The industry for our two pharmaceutical products (radiosurgical activated nano crystal scintillator with cancer drug + UCN-01) is tied to the drug delivery for pharmacological drugs. The entire drug delivery market (targeted and advanced) is estimated to be worth $319B by the year 2021.The nanotechnology drug delivery market is estimated by the year 2023 to be worth $11.9B. The global nanotechnology drug delivery market has been segmented into nanocrystals, nanoparticles, liposomes, micelles, nanotubes, and others.

The dominant players in this market are Johnson & Johnson, Inc., F. Hoffman – LaRoche, Pfizer, Bayer AG, Novartis AG, 3M Company, Becton, Dickinson and Company, and Glaxo Smith Kline. There are other major players in this field as well.

High Intensity Focused Ultrasound

The industry for our High Intensity Focused Ultrasound is a thriving market with significant growth potential. There are essentially two distinct fragments within this market: MR Guided and Ultrasound – Guided. The key players in this market are: Accutome Inc., Blatek Industries Incorporated, EDAP TMS, Haifu Medical, Koninklijke Philips N.V., Medtronic plc, SonaCare Medical LLC, Stryker, and Insightec. Key applications are in prostate, fibroids and MR guided tumor treatments of the brain. To date, over 150,000 cases have been reported using HIFU technology. The worldwide market for HIFU systems is estimated to be $100MM by 2021 with a with a CAGR 9%.

Description of Business

We have no products or services which we provide, except in connection with our license agreement with American Radiosurgery described below. We have acquired licenses from universities which permit us to market certain technologies described below. We have organized, or plan to form, three subsidiary entities to bring to market medical technologies in the oncology market represented by these licenses.

NanoMed Tracking

Through our 2016 license obtained from the University of California, San Diego, we intend to develop for market a method to label and track hospital instruments with Nano Quantum Dots. Our system, when developed, is anticipated to consist of an ink-jet polymer coating application device and an optical reader for identifying and tracking disposable object and surgical instruments in surgical operating rooms. The system for identifying and tracking a surgical object comprises a tag identifier including object information encoded on a fluorescent paint coating attached to a surgical object; a detector disposed to receive a reflection of the fluorescent paint from the tag identifier; and a receiver in communication with the detector receiving a single transmitted by the detector wherein the signal is generated by the reflection of the tag identifier. The tag identifier comprises one or more quantum dots arranged to define a spectral signature and a layer coating compromising the one or more quantum dots, wherein the layer coating is attached to an object.

NanoDrug Transport

For decades, medical radiation specialists have sought to activate by local radiation beams, a non-toxic, interactive version of a cancer drug, (pro-drug) selectively at cancers and not body tissues in general. This strategy is attractive because it aims to overwhelm tumor resistant mechanisms by allowing high drug concentrations at tumor foci, while sparing normal tissue and organs from toxicity, and reducing the generally damaging radiation doses needed to control tumor burden. The technology represented by the license acquired from the University of California, San Diego, introduces a novel concept of linking a prodrug to a nanocrystal radiation scintillator. For example, embodiments are provided herein in which a drug is inactive while linked to the crystal, but in response to radiation the scintillator emits light to break the chemical linker, thereby releasing active drug. Ideally, drug activity focused on areas adjacent to tumors would destroy the micro metastasis that are so challenging to selectively excise or treat. Single cell infiltration that significantly diminishes by a blading the active margin of primary and secondary tumors, especially in early disease stages, would also be desirable. Intravenously injected nanoparticles may concentrate at tumor foci by leaking through typically incomplete tumor vessels, by adhering to tumor micro vessels via well-established targeting ligands and penetrating the blood brain barrier both passively and actively via transferred ligands.

18

MCW Pharmaceuticals

We have established a subsidiary called MCW Pharmaceuticals Inc. to commercialize our IP regarding UCN-01. Radiotherapy and chemotherapy sensitizing agents based on checkpoint inhibition are an intense area of research and we believe UCN-01 is an excellent candidate. In addition, the ability of UCN-01 to encourage the differentiation of neuronal precursors into neuron has great significance in the arena of recovery from brain injury. UCN-01 is in the public domain but our modified UCN-01 design is proprietary, we believe can be patented on a composition of matter basis, and potentially as a successful drug development candidate. While we have not yet tested this compound, we believe that given the straightforward nature of our approach and the candidate compound that the probability of success is favorable. Our modified UCN-01 would have applicability to all p53 dysregulated tumors and could be transformative in terms of cancer therapy.

Boiling Histotripsy

Under the license obtained from the University of Washington, we intend to develop technology using high-intensity focused ultrasound (HIFU) and Histotripsy. HIFU is a non-invasive therapy that uses focused ultrasound waves to thermally ablate a portion of tissue, meaning the tissue is destroyed using intense heat. The intense heat causes tissue coagulation necrosis, cavitation and heat shock in the cells, meaning that the portion of tissue which is being ablated is destroyed. High power ultrasound can be focused on a targeted point to raise the temperature to 70-80°C. HIFU uses sonication (sound energy) to create this heat. Each sonication heats only a small focal target, so the interventional radiologist will use multiple sonications to ablate the whole affected area. The interventional radiologist may use diagnostic sonography with focused ultrasound (USgFUS or USgHIFU) or magnetic resonance guidance with focused ultrasound (MRgFUS).  HIFU is used to treat fibroids, prostate cancer, kidney cancer and primary and secondary liver cancer.

Histotripsy is the capability of therapeutic ultrasound to generate purely mechanical damage of tissue without thermal coagulation. Boiling Histotripsy occurs when the frequency is higher (one – 3 MHz), the pulses are much longer (3000 – 10000 cycles) and delivered less often (0.5 – 1 Hz). The peak pressures are lower, about p-=10-15 MPa and p+>40MPa. In this regime, boiling is initiated within each millisecond – long pulse due to effective tissue heating by shocks

We intend to conduct a three-year preclinical trial in which we will attempt to demonstrate a functional and acoustically characterized preclinical US-guided transrectal BH therapeutic device for ablation of prostate tissue.

RGS Orbiter

Under our license with American Radiosurgery, we intend to market the RGS Orbiter, a gamma knife technology used to treat tumors of the brain as well as the rest of the body. The RGS Orbiter requires FDA approval before it can be sold in the U.S. The RGS Orbiter also requires a CE Mark to be sold in most european countries. There are several countries around the world that do not require an FDA approval or a CE Mark. The Company plans to have the manufacturing of the RGS Orbiter completely subcontracted by a third-party entity that will be a turnkey supplier

Marketing

Each of the license agreements held by us require a long-term commitment to commercialize and bring the products to market. With the exception of the license/distribution agreement with American Radiosurgery Inc., there are no distribution agreements or plans in place at this time for any of these products.

Government Regulation

NanoMed Tracking

The FDA is requiring that hospitals must have a surgical instrument tracking system in place by September 2020. Currently less than 5% of hospitals have a system to track instruments. Our process for marking and tracking medical instruments, which uses nano quantum dot technology, does not require FDA approval. We do nothing to alter the form, fit or function of a medical instrument when we market. All medical instrument manufacturers are required to have a medical marking process in place by the year 2020.

19

NanoMed Transport

The commercialization process calls for both preclinical and clinical studies. These studies are done under a very strict FDA protocol and we will adhere to this FDA protocol process to ultimately achieve FDA clearance to attach a prodrug to a nano crystal scintillator that is activated with radiosurgery at the tumor site.

MCW Pharmaceuticals

The commercialization process calls for both preclinical and clinical studies. These studies are done under a very strict FDA protocol and we will adhere to this FDA protocol process to ultimately achieve FDA clearance for modifying UCN-01.

RGS Orbiter

The Company will submit the RGS Orbiter for the FDA approval under a 510(k) format, a premarket submission made to the FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent to a legally marketed device. We anticipate that this process should require a period of approximately four months from the time of the filing.

The Company will file for FDA approvals for its other licensed products but will not have to do this for several years while preclinical and clinical trials are underway.

The only compliance issue of the Company will face will be FDA regulations regarding all the Company’s products. In the next three-year time period these costs are estimated to be approximately $250,000.

Competition

The markets in which we intend to operate are highly competitive and generally highly regulated. Competition is intense in each of our proposed business segments and includes many large and small competitors. Brand, design, quality, safety, ease of use, serviceability, price, product features, warranty, delivery, service, and technical support are important competitive factors to us. We expect to face continued competition in the future as new Nano and other medical products and services enter the market. We believe many organizations are working with a variety of Nano technologies.

The license agreement with American Radiosurgery covering the RGS Orbiter and its development represents the closest to market product that we have. The RGS Orbiter has one major competitor, a Swedish company named Elekta, which manufactures the Gamma knife. An additional smaller competitor is a Chinese company called MASEP, and they produce a gamma-based system that only treats head tumors. We intend to be innovative in creating strategic partnerships with leading medical institutions to establish an RGS Orbiter site.

We believe that in all of our business segments our long-term competitive position depends on our success in discovering, developing, and marketing innovative, cost-effective products and services. We devote significant resources to acquiring technology developed at leading universities and one research and development efforts, and we believe we are positioned as a global competitor in the search for technological innovations.

There can be no assurance that we will develop significant products or services, or that the products or services we provide or develop will be more commercially successful than those provided or developed by our competitors. In addition, some of our existing or potential competitors may have greater resources than we have. Therefore, a competitor may succeed in developing and commercializing products more rapidly than we do.

Research and Development

The Company has spent approximately $100,000 in the past two years for research and development purposes and product development. These costs were borne solely by the Company.

20

Intellectual Property

Nano-Quantum Dot License

Effective October 13, 2016, we entered an exclusive world-wide License Agreement with University of California, San Diego (“UCSD”) for products created under U.S. Patent 9,019,078 issued on April 28, 2015, relating to technology to track hospital instruments using an applied nano-Quantum Dot polymer (nQD) and an optical scanner system. Specifically, the patent covers a method and apparatus for identifying and tracking surgical objects such as needles, scalpels, blades, sponges and instruments in the medical industry using an identifier encoded on a fluorescent paint attached to the object combined with detectors and software capable of retrieving the identifying information on the identifier. The license also grants us the right to grant sublicenses.

We are required to make certain payments to UCSD to maintain the license. In 2017 we paid a license issue fee of $12,500 and are required to pay license maintenance fees of $5,000 in year one of the agreement, $7,500 in year two, and $10,000 in year three and annually thereafter. We are also obligated to pay an earned royalty of 2.5% of net sales of licensed products by us or our sublicensees, or 20% of sublicense fees received that are not earned royalties. We are also obligated to make certain minimum annual royalty payments beginning the calendar year of commercial sales of the first licensed product, which has not occurred, and which will be offset by earned royalty payments. Further, we have agreed to reimburse UCSD for $20,000 of past patent costs which are due 30 days following an equity financing by us of at least $250,000, and all future patent costs. Late payments will incur interest charges of 10%.

We have agreed to diligently develop, manufacture, and sell the licensed products, and have further agreed to accomplish certain tasks or milestones related to the technology. If we fail to perform these tasks, USCD may either terminate the agreement or change the license to a non-exclusive one. We have further agreed to obtain all necessary government approvals for the manufacture, use, and sale of the licensed products and to fill market demand for them.

UCSD may terminate the license agreement generally if we are delinquent in any reports or payments, if we do not diligently develop and commercialize the licensed product, if we breach any provision of the agreement, subject to our right to cure any default within 60 days after receiving notice of default. We may terminate the agreement for any reason upon 90 days’ written notice. The term of the license agreement expires on the date of the longest-lived patent right granted under the license.

We have agreed to indemnify UCSD, its officers, employees, and agents, and to cause any sublicensee to provide indemnification, against any claim or other action resulting from our exercise of the license or any sublicense. We have further agreed to maintain commercial and product liability insurance for activities in connection with the work under the agreement. We intend to obtain insurance upon commencement of work under the agreement.

Nano-Crystal Scintillator License

Effective November 18, 2016, we entered an exclusive world-wide License Agreement with University of California, San Diego (“UCSD”) for products created under U.S. Patent Application serial number 15/052,526 relating to technology to attach an inactive prodrug to a nano-crystal scintillator that is radiosurgically activated at the tumor site releasing the prodrugs energy. The license also grants us the right to grant sublicenses.

We are required to make certain payments to UCSD to maintain the license. In 2017 we paid a license issue fee of $10,000 and are required to pay license maintenance fees of $5,000 in year one of the agreement, $7,500 in year two, and $10,000 in year three and annually thereafter. We are also obligated to pay an earned royalty of 2.5% of net sales of licensed products by us or our sublicensees, or 20% of sublicense fees received that are not earned royalties. We are also obligated to make certain minimum annual royalty payments beginning the calendar year of commercial sales of the first licensed product, which has not occurred, and which will be offset by earned royalty payments. Further, we have agreed to reimburse UCSD for $21,500 of past patent costs which are due 30 days following an equity financing by us of at least $250,000, and all future patent costs. Late payments will incur interest charges of 10%.

We have agreed to diligently develop, manufacture, and sell the licensed products, and have further agreed to accomplish certain tasks or milestones related to the technology. If we fail to perform these tasks, USCD may either terminate the agreement or change the license to a non-exclusive one. We have further agreed to obtain all necessary government approvals for the manufacture, use, and sale of the licensed products and to fill market demand for them.

21

UCSD may terminate the license agreement generally if we are delinquent in any reports or payments, if we do not diligently develop and commercialize the licensed product, if we breach any provision of the agreement, subject to our right to cure any default within 60 days after receiving notice of default. We may terminate the agreement for any reason upon 90 days’ written notice. The term of the license agreement expires on the date of the longest-lived patent right granted under the license.

We have agreed to indemnify UCSD, its officers, employees, and agents, and to cause any sublicensee to provide indemnification, against any claim or other action resulting from our exercise of the license or any sublicense. We have further agreed to maintain commercial and product liability insurance for activities in connection with the work under the agreement. We intend to obtain an insurance policy

Boiling Histotripsy License

Effective March 8, 2018, we entered into an exclusive world-wide Start-up License Agreement with the University of Washington under certain patents licensed by the university and a non-exclusive world-wide license for certain know-how for the development and commercialization of a new form of High Intensity Focused Ultrasound called ‘Boiling Histotripsy’. We also have the right to grant sublicenses for the licensed technology. Because the inventions covered by the licensed patents arose in whole or in part from federally supported research, the federal government has certain statutory rights to the technology. We have agreed to use our commercially reasonable efforts to commercialize the licensed rights and are obligated within 30 days after each calendar year-end to submit reports describing these efforts. The provisional and non-provisional patents under which the license were filed or issued between 2010 and 2016.

Under the License Agreement we have agreed to meet certain milestones consisting of the following obligations:

•	Raise at least $250,000 in research funds and initiate a research program prior to March 8, 2019;
•	Design, build, and characterize an ultrasound probe for transrectal boiling histotripsy studies prior to March 8, 2020;
•	Design, build, and characterize a prototype device prior to March 8, 2022;
•	Refine boiling histotripsy treatment strategies by March 8, 2023;
•	Apply for FDA approval by March 8, 2024;
•	Receive FDA approval by March 8, 2026; and
•	Make the first commercial sale of a licensed product by March 8, 2027.

We have agreed to pay a running royalty fee of 3.5% on net sales of licensed products, to be credited against minimum annual fees commencing the year of first commercial sale or March 8, 2020, whichever is sooner. We are also required to pay a non-creditable license fee of $250,000 prior to March 8, 2019, unless we create a startup company based on the licensed products, in which case the fee would be waived in exchange for the university receiving equity in the startup company equal to 5% of the outstanding shares on a fully-diluted basis through the time the equity offering of $250,000 is completed. We have also agreed to pay 50% of any sublicense consideration received and a percentage of funds received upon the sale or the company, determined by the number of milestones met. Further, we have agreed to pay to or reimburse the university for its expenses related to the patents.

We may terminate the agreement at any time, or the License Agreement will terminate when all licensed rights have terminated or if we breach any of our material duties under the agreement.

American Radiosurgery Distributorship Agreement

On October 1, 2017, we entered into an exclusive worldwide Technology License Agreement with American Radiosurgery, Inc. (“ARI”) to market and service products developed by ARI, including the Rotating Gamma System Vertex360 and the RGS Orbiter, a Cobalt-60 gamma-based radiosurgery device for treatment of small and midsized lesions of the total body of the patient, including the brain. Under the terms of the agreement, we receive a commission on sales of the devices and are obligated to sell at least one device per year. Since commencement of the agreement, we have not sold any devices. We are also required to provide all warranty work for existing devices sold by ARI and devices sold by us. There are six devices currently installed which are covered by warranty. We are also permitted to provide removal services for existing devices throughout the world. The agreement may be terminated ARI upon 30 days’ prior notice by ARI if we fail to meet our selling quotas, or by either party for breach of the agreement or without cause.

22

Trademarks

The Company, at this point, has no trademarks and no immediate plans to apply for any trademarks.

Employees

Except for our CEO who devotes his full-time to the business of the Company, we have no other employees.

Office Space

The Company has a mailing address at 16776 Bernardo Center Court Suite 203 San Diego, CA 92128. The Company has no offices or facilities leased or owned at this time.

DESCRIPTION OF PROPERTY

The Company has a mailing address at 16776 Bernardo Center Court Suite 203 San Diego, CA 92128. The Company has no offices or facilities leased or owned at this time.

23

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our annual and interim financial statements included elsewhere in this offering circular. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Actual results may differ materially from those discussed in the forward-looking statements as a result of various factors. Factors that could or do contribute to these differences include those factors discussed below and elsewhere in this offering circular, particularly under the captions “Risk Factors” and “Forward-Looking Statements.”

Background

We are in the startup phase of our development and have acquired various licenses for the development of innovative technologies in the areas of Nano drug transport, surgical instrument tracking, and magnetic resonance therapy. We also have a distribution license with an affiliated company which has developed a gamma-based radiosurgery device for treatment of tumors of the brain as well as the rest of the body. Our business plan is to develop and bring these new technologies to market and to continue the testing and marketing of the radiosurgery device.

From November 2017 through July 2018 we borrowed $202,500 from investors and issued promissory notes in this aggregate amount. Each note bears interest at 7% per annum and matures one year from issuance. We are not permitted to prepay these notes prior to maturity without the consent of the note holders. If we undertake a self-registered IPO prior to maturity, these notes are convertible at the rate of $0.25 to $0.50 per share, or the same terms as the IPO, whichever are more favorable to the note holder. These notes also provide for piggyback registration rights. The borrowed funds were used for general and administrative purposes. The funds were also used to support the accounting and legal costs of the qualification process.

Plan of Operation

We have five unique and distinct technologies under our control.

Nano Quantum Dots and Optical Recording License

We hold a license agreement from UCSD for utilizing nano quantum dots and optical recording to mark and track materials. Our first launch of this technology will be in marking medical instruments with a polymer containing nano quantum dots that we have licensed to our subsidiary, NanoMed Tracking, Inc., to develop and commercialize the product. Our plan of operation for this technology is as follows:

Quantum Dot/Polymer Marker

The beta for this technology has been completed and validated. This technology is to be developed over six years and will consist of a polymer formulation blended with quantum dots that emits a unique fluorescent spectral signature when exposed to a source of light. We plan on completing the quantum dot code validation and optimization in a year. We anticipate successful reliability testing, autocalving and sterilization to also occur in same year.

Optical Reader

The beta for this technology has been completed and validated and will successfully read the Qdot/Polymer Marker through the use of an amplifier-digitizer configured to filter the spectral signature and digitized the signal into a readable format. Size reduction is currently underway, and we anticipate hi-pass through scanning to be achieved within one year.

The next steps in order to develop the technology are as follows:

•	Qdot Polymer: Optimize formulation for volume production
•	Optical Reader: Design and develop hospital ready unit from proof of concept
•	Polymer Applicator: Design & develop desk top unit from existing HP printer technology
•	Software: Modify platform from existing software provider for initial product launch
•	Develop proprietary software platform

24

Go to Market Strategy

Our strategy to bringing the technology to market is as follows:

•	Complete all testing with our beta site partner - UCSD School of Medicine
•	Extend and implement instrument marking in all eight UCSD centers
•	From UCSD Centers, expand to all hospitals in the California university system
•	Complete national and international distribution system for sales pipeline
•	Create strategic partnership with leading sterilization and instrument manufactures
•	Identify and explore all other medical marking opportunities

Attachment of Cancer Drug to a Nano Crystal Scintillator License

We hold a license from UCSD that allows for the attachment of a cancer drug to a nano crystal scintillator, which keeps the cancer drug inactive until it accumulates at the tumor. At the tumor site, the drug is remotely activated using radiosurgery, allowing 100% of the energy of the drug to be available in the tumor. We are the only company in the world working on this novel drug transport approach. Our plan of operation for this technology is as follows:

•	Identify potential partners to begin preclinical testing of the nano crystal scintillator. This testing requires animal testing and is necessary to validate:

o	Safety;
o	Efficacy;
o	Toxicity;
o	Stability; and
o	Scalability.

After these parameters are identified and satisfactory results achieved, we will then go to clinical trials and make all the appropriate applications. The clinical trials will replicate all the testing that has been done in the preclinical trials. It is estimated that the preclinical trials will take one year to finish in the clinical studies will take three years to finish.

Go to Market Strategy

We are actively seeking a strategic partner for initiating our preclinical studies. We are currently in negotiations to enter into an agreement with Imagion Biosystems, a San Diego company who is a leader in the use of nano crystal scintillators and iron oxide particles for a new and advanced imaging technique. If successful, we will create the first nano crystal scintillator carrying the ability to image a tumor and simultaneously treat the tumor with the therapeutic agent. If completed, this partnership with Imagion Biosystems will produce a large part of preclinical data that we will integrate with other strategic partners we are developing for the preclinical work. We are currently seeking funding for these activities.

Small Molecule and Nanoparticle-Based Radiation Chemotherapy Sensitizers for Solid Tumor Therapy

We hold a license from UCSD for a small molecule and nanoparticle based radiation and chemotherapy sensitizers for solid tumor therapy. UCN-01 is a 7-hydroxy staurosporine that has been in 22 NIH sponsored clinical trials. UCN-01 failed translation because of poor pharmacokinetics and tumor entry caused by binding to AAG human plasma protein. Our approach calls for a unique way to modify UCN-01 as a radiation sensitizer. We will follow the same steps to commercialization with preclinical and clinical studies as we will with our nanocrystal scintillator cancer drug protocol. Both preclinical and clinical studies will confirm:

25

•	Safety;
•	Efficacy;
•	Toxicity;
•	Stability; and
•	Scalability.

Other considerations are given to the following in both of our pharma projects:

•	The real mechanism by which a nano-associated drug is absorbed and finds way to the blood circulation;
•	The possible interactions between mucosal surfaces and nanocarriers;
•	The role of membrane transporters in ADME phenomena with each nanocarrier;
•	The relative contribution of the released and entrapped drug in the appearance and persistence of a given effect from a drug at the biophase;
•	The interaction between the metabolizing enzyme and the nano-loaded drug;
•	The real micro-equilibriums taking place in microenvironments throughout the body during the distribution of the nano-loaded drug; and
•	The real mechanisms by which the nano-loaded drug is excreted from the kidney.

To begin the commercialization of the UCN-01, we have incorporated a new subsidiary called MCW Pharmaceuticals. We will transfer all patent and IP rights into this new company. We will also develop a strategic partner to assist us in bringing the technology to market. We are currently seeking funding to support this development.

High Intensity Focus Ultrasound

We hold a license from the University of Washington for 16 different patents involving a new form of high intensity focus ultrasound (“HIFU”). This breakthrough technology is called “Boiling Histotripsy” (“BH”). We intend to commercialize the product primarily for use in prostate disease and then develop the technology for other cancer treatments.

There are three goals to be achieved in the preclinical phase which are:

(i)	Design, fabricate, and characterize ultrasound probes for transrectal BH studies. We will perform simulation studies of nonlinear HIFU fields generated by transrectal probes with different geometries to design a transducer capable of operating in shock–formation conditions relevant to BH.
(ii)	Refine BH treatment strategies in ex vivio prosthetic tissue. Based on the acoustic characterization results and the derating approach developed for predicting in situ parameters of nonlinear ultrasound field, we will design BH treatments protocols and test them in Phantom gels mimicking prostate, and ex vivo canine prostate tissue.
(iii)	Assess feasibility and tolerability of transrectal BH treatments in vivo in clinically relevant canine models of prostate disease. Feasibility, safety, and tolerability of the transrectal BH treatment will be performed first in healthy canine prostate (acute). We will then perform acute and short-term survival studies in a canine BPH model.

At the end of our preclinical period we will have demonstrated:

(i)	a functional and acoustically characterized preclinical U.S. guided transrectal BH therapeutic device for ablation of prostate tissue;
(ii)	demonstration of the feasibility of transrectal mechanical ablation of prostate tissue, including BPH and PCa, with BH;
(iii)	initial data on the safety and tolerability of BP prostate treatment (via assessment of collateral damage and initial survival studies); and
(iv)	initial understanding of how BH prostate lesions heal as an estimate of expected convalescence.

We are currently seeking funding for the project and working towards acquiring a strategic partner for development following preclinical trials.

26

RGS Orbiter

We have a distribution and licensing agreement for technology related to the treatment of brain tumors and additional tumors outside of the body with a gamma-based device known as the RGS Orbiter. We seek to develop and finalize the placement of systems in the U.S. under an agreement with American Radiosurgery, Inc. We are pursuing a marketing program to install the first system in the U.S. under a partnership agreement with a leading hospital. No such agreement has been signed at this time but several partnership opportunities seem promising. The development cycle that has been completed to date is as follows:

•	the design, number of sources and rotation of sources has been finalized;
•	the design of the treatment planning system has been finalized and code needs to be developed;
•	the design of the image guided system has been completed;
•	The design of the intensity modulated radiotherapy (“IMRT”) has been finalized and is ready for implementation; and,
•	Application for FDA approval under a 510K application is estimated to occur within six months.

We have several international placements in development but no single installation has been finalized to date. We are currently seeking funding to support these activities.

Results of Operations

The following discussion compares the results for the six-month period ended June 30 , 2018 to the six -month period ended June 30 , 2017, and the results for the year ended December 31, 2017 to the year ended December 31, 2016.

Six Months Ended June 30, 2018 Compared to the Six Months Ended June 30, 2017

During the six months ended June 30, 2018 and 2017, the Company had no operating revenues in its primary field of endeavor although it was able broker medical equipment sales of $25,000 in 2017 which resulted in gross profit of $15,000. During the six months ended June 30, 2018, the Company incurred operating expenses of $181,341 consisting primarily of R&D expenses, consulting fees and travel expenses and other general and administrative costs and interest cost of $4,215. During the six months ended June 30, 2017, the Company incurred operating expenses of $214,031. These operating expenses combined with the small gross profits from sales resulted in net losses of $(185,556) and $(199,031) for the six-month periods ended June 30, 2018 and 2017, respectively. As of June 30, 2018, the Company had stockholders' deficit of $(289,406) compared to a stockholders' deficit of $(122,438) as of June 30, 2017.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

During the years ended December 31, 2017 and 2016, the Company had no operating revenues in its primary field of endeavor although it was able broker medical equipment sales of $25,000 and $78,690 in those years, respectively which resulted in gross profit of $15,000 and $25,520, respectively. During the year ended December 31, 2017, the Company incurred operating expenses of $388,791 consisting primarily of R&D expenses, consulting fees and travel expenses and other general and administrative costs and interest cost of $427. During the year ended December 31, 2016, the Company incurred operating expenses of $165,853. These operating expenses combined with the small gross profits from sales resulted in net losses of $(374,218) and $(140,333) for the periods ended December 31, 2017 and 2016, respectively. As of December 31, 2017, the Company had stockholders' deficit of $(214,550) compared to a stockholders' deficit of $(62,407) as of December 31, 2016. The decrease in stockholders' deficit was due to the net loss of $(374,218) for 2017 offset by the additional issuance of $219,075 of common stock, comprised of $77,500 for cash and $144,575 for services.

Liquidity and Capital Resources

We have incurred losses since inception of our business and, as of June 30, 2018, we had an accumulated deficit of $888,681. As of June 30, 2018, we had cash of $32,223 and a negative working capital of $290,354.

27

To date, we have funded our operations through sales outside of our primary fields of endeavor, short-term debt and equity financing. During the year ended December 31, 2017 through July 2018, the Company received $202,500 of borrowed funds in the form of convertible debt from non-related parties. In addition, during the year ended December 31, 2017 through July 2018, the Company issued the following common stock: 402,400 shares for cash proceeds and 624,800 shares for services.

We expect our expenses will continue to increase during the foreseeable future as a result of increased operational expenses and the development of our products under license. However, we do not expect to start generating revenues from our operations for another 12 months. Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and financial condition. There is no assurance that we will be able to obtain necessary amounts of additional capital or that our estimates of our capital requirements will prove to be accurate. As of the date of this Offering Statement we did not have any commitments from any source to provide such additional capital. Even if we are able to secure outside financing, it may not be available in the amounts or the times that we require. Furthermore, such financing would likely take the form of bank loans, private placement of debt or equity securities or some combination of these. The issuance of additional equity securities would dilute the stock ownership of current investors while incurring loans, leases or debt would increase our capital requirements and possible loss of valuable assets if such obligations were not repaid in accordance with their terms.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements.

Significant Accounting Policies

This summary of significant accounting policies of GCT is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("US GAAP") and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits in one large national bank. At December 31, 2017 and 2016 respectively, the Company had $34,850 and $2,204 in cash. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset. Equipment at December 31, 2017 consisted of computer equipment.

28

Fair Value of Financial Instruments

The Company's financial instruments as defined by ASC 825-10-50, include cash, receivables, accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short-term maturity of these financial instruments, approximates fair value at December 31, 2017 (and 2016).

Earnings (Losses) Per Share

Basic net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time they were outstanding. Weighted average of number of diluted securities was the same as weighted average of basic securities because the effect of dilutive securities was non-dilutive.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes — Recognition. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by ASC 740-10-25-5 to allow recognition of such an asset.

New Accounting Pronouncements

The Company has evaluated the authoritative guidance issued during the year ended December 31, 2017 and does not expect the adoption of these standards to have a material effect on its financial position or results of operations.

29

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Current Management

The following table sets forth as of December 1, 2017, the name and age of, and positions held by, our sole executive officer and director and his employment background:

Name	Age	Positions	Director Since	Employment Background
John Clark	66	Chairman & CEO	2017	Mr. Clark has served as CEO of the Company since its inception in 2017 and served as manager of the Company’s predecessor, Global Cancer Technology LLC since 2013. He has also served as CEO of NanoMed Tracking, Inc., the Company’s subsidiary, since its inception in 2017. He has served as Chairman and CEO of American Radiosurgery, Inc. since 2001. Mr. Clark received a Bachelor of Science degree in biology in 1974 from the University of Scranton, Pennsylvania.

Term of Office

We are permitted to have not less than one or more than 15 directors, as determined by resolution of the Board of Directors. Directors are elected at the annual meeting of the stockholders and hold office until their successor is elected and qualified. Directors need not be stockholders. As a shareholder owning a majority of the issued and outstanding voting shares of the Company, Mr. Clark has the right to set the number of directors and elect each direct to service on the Board.

No Involvement in Certain Legal Proceedings

Our sole director and executive officer has not, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

30

Scientific Advisory Board

Central to Global Cancer Technology, Inc.’s strategic direction is the identification and development of proprietary products and platform technologies to better meet identified clinical demand. The Scientific Advisory Group plays a key role in meeting this objective. The charter for this Group is to work with our company to identify and advise on new proprietary devices and consider technologies with broad clinical applications. The following individuals serve at the Company’s discretion on such board:

Dr. Santosh Kesari. Dr. Santosh Kesari is a world-renowned board-certified neurologist and neuro-oncologist and is currently Chair, Department of Translational Neuro-Oncology and Neurotherapeutics, John Wayne Cancer Institute. He is also Director of Neuro-Oncology, Providence Saint John’s Health Center and Member, Los Angeles Biomedical Research Institute. Dr. Kesari is ranked among the top 1% of neuro-oncologists and neurologists in the nation, according to Castle Connolly Medical Ltd and an internationally recognized scientist and clinician. He is a winner of an Innovation Award by the San Diego Business Journal. He is on the advisory board of American Brain Tumor Association, San Diego Brain Tumor Foundation, Chris Elliott Fund, Nicolas Conor Institute, Voices Against Brain Cancer, and Philippine Brain Tumor Alliance. He has been the author of over 250 scientific publications, reviews, or books. He is the inventor on several patents and patent applications, and founder and advisor to many cancer and neurosciences focused biotech start-ups. Dr. Kesari graduated from University of Pennsylvania, School of Arts and Sciences in 1992 and earned a Ph.D. degree in molecular biology and a M.D. from the University of Pennsylvania, School of Medicine. He completed his residency in neurology at the Massachusetts General Hospital/Brigham and Women’s Hospital/Harvard Medical School and his neuro-oncology fellowship at the Dana-Farber Cancer Institute in Boston. He was previously assistant professor of neurology at Harvard Medical School/Dana-Farber Cancer Institute/Brigham and Women’s Hospital and then professor of neurosciences at UC San Diego.

Sadik Esener, PhD. Applied Physics and Electrical Engineering from UCSD Professor of Nanoengineering and Electrical and Computer Engineering at UC San Diego. Internationally known expert in photonics, opto-electronics, and cancer nanotechnology. Sadik served as director of major research centers including NCI funded NanoTumor Center at UCSD. Specializes in cancer nanotechnology, in vivo imaging, optical systems and their interface with electronics and software. Sadik has been closely involved with 12startup companies as co-founder including Genoptix, Nanogen, OriMedix, Devacell, and Ziva.. Authored more than 350 publications.

Wolf Wrasidlo, PhD. Organic Chemistry from San Diego State University & University of Erlangen. Highly experienced polymer and organic chemist. Head of the Chemical Biology Program at the Moores Cancer Center at the UC San Diego School of Medicine and a Research Scientist in the Department of Neuroscience. Held senior level positions at The Scripps Research Institute, Humboldt University Berlin Medical School, University of Tuebingen Childrens' Hospital, and Columbia University. Distinguished Research Fellow at TargeGen, a Founder and the Head of Research at Brunswick Biotechnetics, a Research Scientist at General Atomics, and a member of the Member- Macromolecular Chemistry Group at the Boeing Scientific Research Institute.and founder of Neuropore.

Milan Makale, PhD. Radiation Biology at the University of Alberta. Biomedical engineer, faculty member at UC San Diego Moores Cancer Center. Specializes in medical devices and imaging, worked in academia and development stage pharmaceutical companies. A U.S. National Research Council Associate at the U.S. DoD. MS in Biomedical Engineering, at George Washington University, and worked in functional and structural neuroimaging research at NINDS, NIH Bethesda, MD. Co-founded Engineered Medical Devices Inc., Lemma Pharmaceuticals. Member of the American Chemical Society, the Society for Neuro-Oncology, and the Whittaker Institute of Bioengineering.

Dr. Ted Dubinsky. Dr. Ted Dubinsky serves as the Lawrence A. Mack Endowed Professor of Radiology, Obstetrics and Gynecology, University of Washington School of Medicine and as the Editor in Chief of Ultrasound Quarterly.  Dr. Dubinsky is a well-published and highly recognized luminary in the field of High Intensity Focused Ultrasound, having authored over 100 published peer review papers. At the University of Washington, Dr. Dubinsky served as the Director of Body Imaging an Adjunct Associate Professor of Obstetrics and Gynecology. Dr. Dubinsky achieved his medical degree from the University of Maryland after graduating from Johns Hopkins University

31

Dr. Aizik Wolf. Dr. Wolf is a world-renowned radiosurgery neurosurgeon who has performed more private practice brain cancer treatments with gamma knife radiosurgery than any other neurosurgeon in the world. A member of numerous professional organizations, including the American Medical Association, American Association of Neurological surgeons, and the International Brain Research Organization, Dr. Wolf is also a founding member of the International Radiosurgery Support Association.   Dr. Wolf has been the recipient of numerous grants and research awards.  He has acted as principal investigator for two clinical trials involving treatment for severe head injury, both of which were funded by the National Institutes of Health.  Also, the American College of Surgeons presented Dr. Wolf and his investigative team with a Research Award for an abstract detailing a lobectomy procedure. Widely published, Dr. Wolf has authored and co-authored numerous book chapters and journal articles on neurological surgery, including work published in Advances in Neurology and the Journal of Neurosurgery.  He has presented his research as an honoured speaker and invited lecturer at many medical meeting and conferences around the world, such as the Annual Meeting of the American Association of Neurological Surgeons, the Society for Neuroscience and the International Stereotactic Radiosurgery Society. Dr. Wolf graduated summa cum laude from Yale Medical School and trained at the University of Minnesota Hospitals. Earlier in his career, Dr. Wolf served as chief of epilepsy and skull-base surgery at the University of Maryland and assistant professor of neurology and neurosurgery. He received his Gamma Knife training at Brown University. Dr. Wolf founded the Miami Neuroscience Center in 1993. Over the past two decades, he and his team have performed nearly 7,000 Gamma Knife surgeries, acquiring a level of expertise unmatched in the field. The team's long-time collaboration also led to a number of medical breakthroughs. The team was the first to make extensive use of radiosurgery to manage multiple metastases. It was also one of the first to apply radiosurgery to treat large-sized benign tumors, and the first nationally to provide Gamma Knife treatments on an outpatient basis.

Dr. Maheep Gaur. In 1996 Dr. Gaur joined fellowship program in Stereotactic Functional Neurosurgery and Radiosurgery at Stereotaxis and Gamma Knife Centre, Fujieda Heisei Memorial Hospital, Shizuoka, Japan, under Dr. Tatsuo Hirai and Dr. Takaaki Takizawa. During this fellowship he participated in about 500 Gamma Knife Surgeries and Micro-recording assisted functional neurosurgery procedures for movement disorders. He learned various aspects of stereotactic frame based and frameless neuro navigation. On return to India in 1997 he joined Vidyasagar Institute of Mental Health and Neuro Sciences [Vimhans] at New Delhi India as Consultant Neurosurgeon. In 1998 he established first Gamma Knife centre in a dedicated neuroscience centre in SAARC region. He was designated head of Gamma knife Surgery at Vimhans. He has experience of more than 2000 Gamma Knife Treatments collectively. He is the founder of the Asian Radiosurgery Conference and conducted the first Asian Gamma Knife Training Program at Saitama Japan.

Endre Takacs, Ph.D. Dr. Takacs serves as an Associate Professor, Department Physics and Astronomy, Clemson University. He was an Associate Professor at the University of Debrecen Medical and Health Science Center. While there, he was instrumental in developing the EXPLORER 4D® treatment planning system, which is the core operating technology for the family of Rotating Gamma Systems. Dr. Takacs received his Doctorate in Atomic Physics at The University of Debrecen and completed a post Doctorial program in Plasma Radiation from the NIST in Gaithersburg Maryland.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Board of Directors can adequately perform the functions of such committees.

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our CEO and Director, at the address appearing on the first page of this filing.

32

Independence of Directors

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. As a result, we have adopted the independence standards of the NYSE MKT LLC to determine the independence of our directors and any directors serving on a committee. These standards provide that a person will be considered an independent director if he or she is not an officer of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment. Our board of directors has determined that our sole director, Mr. Clark, would meet this standard, and therefore, all would be considered not to be independent.

33

EXECUTIVE COMPENSATION

The following table sets forth the compensation of the named executive officer for each of the two fiscal years ended December 31, 2017 and 2016:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Total ($)
John Clark	2017	75,000	75,000
	2016	75,000	75,000

From January 2013 through April 30, 2018 we compensated Mr. Clark with a yearly salary of $75,000, but we had no formal employment agreement with him. As of December 31, 2017 and 2016, the balance of accrued and unpaid compensation for Mr. Clark was $101,224 and $43,242, respectively. On May 1, 2018, we entered into a full-time five-year employment agreement with Mr. Clark to serve as our chief executive officer. This agreement is automatically extended for additional one-year terms unless terminated at least 90 days prior to the expiration of any term. Under the terms of the agreement we have agreed to pay him a base salary of $100,000 per year. In addition, we issued him 100,000 shares of common stock as a signing bonus. He is also eligible to receive an annual bonus of a minimum of 50% and a maximum of 400% upon achievement of performance objectives, none of which have yet been determined. He is also entitled to participate in employee benefits available to other senior executives and 12 weeks paid vacation per year.

The employment agreement is terminable upon the death or disability of Mr. Clark, and for cause. We have agreed to provide a disability policy equal to at least two-thirds of the highest monthly salary. If we otherwise terminate the employment contract, we have agreed to pay Mr. Clark a severance benefit equal to three times his largest base salary if termination occurs prior to December 31, 2020, and four times the largest base salary if the termination occurs after that date.

We have further agreed to indemnify Mr. Clark in the event of certain legal actions by reason of his service as a director, officer, or employee of our company or for his service at our request as a director, officer, member, employee or agent of another company. We have also agreed to advance to Mr. Clark the costs of any such actions provided that he provides us with an undertaking to repay the amounts if it is ever determined that he was not entitled to such costs advances.

Outstanding Equity Awards at Fiscal Year-End

No equity awards were granted to or held by the above-named executive officer during the years ended December 31, 2017 or 2016.

Director Compensation

We did not compensate any directors during the year ended December 31, 2017, and we have not adopted a policy to compensate directors in the future. Our bylaws permit us to pay director’s expenses of attendance at each meeting of the Board of Directors and a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. Receiving compensation as a director does not preclude that party from serving in any other capacity and receiving compensation therefor. Members of special or standing committees may also be allowed like reimbursement and compensation for attending committee meetings.

34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information furnished by current management and others, concerning the ownership of our common stock as of September 5, 2018, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage Ownership
John Clark	9,900,000	85.7%
All officers and directors as a group (1 persons)	9,900,000	85.7%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and is believed to be accurate. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.
(2)	As of the date of this table, we had 11,551,200 common shares issued and outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On May 18, 2017, in connection with the conversion of our Texas limited liability company into our Nevada corporation we issued 9,800,000 shares to John Clark, our sole officer and director, and our principal shareholder, in return for his interest in the Texas company. Mr. Clark received his interest in the limited liability company for services performed as founder of the company.

On October 1, 2017, we entered into an exclusive distributorship agreement with American Radiosurgery, Inc., an entity controlled by Mr. Clark. Under the terms of the agreement, we have not made any payments to American Radiosurgery since commencement of the agreement.

35

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of our company’s common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.

Status as a Pseudo California Corporation

Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Currently, we believe our parent company meets this test and would be considered a pseudo California corporation, even though it was incorporated under the laws of the State of Nevada. Our designation as a pseudo California corporation would continue until the end of the first year following a year in which we did not meet one of these tests.

Some of the substantive provisions applicable to a pseudo California corporation include laws relating to the annual election of directors; the removal of directors without cause; the removal of directors by court proceedings; the filling of director vacancies where less than a majority in office were elected by shareholders; directors' standard of care; the liability of directors for unlawful distributions; indemnification of directors, officers and others; limitations on corporate distributions; the liability of shareholders who receive unlawful distributions; annual shareholders' meetings and remedies if such meetings are not timely held; supermajority vote requirements; limitations on the sale of assets; limitations on mergers; board and shareholder approvals required in reorganizations; dissenters' rights; records and reports; special jurisdiction of the state attorney general if certain shareholder protective provisions are not being complied with; and shareholders' and directors' rights of inspection. Section 2115 would also subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

36

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of September 5, 2018, we had 71 holders of record of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. Nevada law, however, does prohibit us from declaring dividends where after giving effect to the distribution of the dividend we would not be able to pay our debts as they become due.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On May 1, 2018, our board of directors adopted the 2018 Stock Incentive Plan (the “Plan”) which was subsequently approved by a majority of the outstanding votes of our shareholders. The purposes of the Plan are (a) to enhance our ability to attract and retain the services of qualified employees, officers, directors, consultants, and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of our company, by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in the success and increased value of our Company.

There are 500,000 shares of common stock authorized for non-qualified and incentive stock options, restricted stock units, restricted stock grants, and stock appreciation rights under the Plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.

The Plan is administered by our board of directors; however, the board of directors may designation administration of the Plan to a committee consisting of at least two independent directors. Only employees of our Company or of an “Affiliated Company”, as defined in the Plan, (including members of the board of directors if they are employees of our Company or of an Affiliated Company) are eligible to receive incentive stock options under the Plan. Employees of our Company or of an Affiliated Company, members of the board of directors (whether or not employed by our company or an Affiliated Company), and “Service Providers”, as defined in the Plan, are eligible to receive non-qualified options, restricted stock units, and stock appreciation rights under the Plan. All awards are subject to Section 162(m) of the Internal Revenue Code.

No option awards may be exercisable more than ten years after the date it is granted. In the event of termination of employment for cause, the options terminate on the date of employment is terminated. In the event of termination of employment for disability or death, the optionee or administrator of optionee’s estate or transferee has six months following the date of termination to exercise options received at the time of disability or death. In the event of termination for any other reason other than for cause, disability or death, the optionee has 30 days to exercise his or her options.

The Plan will continue in effect until all of the stock available for grant or issuance has been acquired through exercise of options or grants of shares, or until ten years after its adoption, whichever is earlier. Awards under the Plan may also be accelerated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.

Under the terms of the Employment Agreement with Mr. Clark, on May 1, 2018, the Board granted 100,000 shares to Mr. Clark as a restricted stock award.

37

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 499,200 shares of our common stock held by 24 shareholders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 5, 2018 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this offering circular. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering	Amount to be Offered for the Security Holder’s Account	Percentage of Common Stock Owned After Offering(1)
Robert Amajoyi	10,000	*	10,000	*
Sohrab Barkhorder	30,000	*	30,000	*
David Beck	15,000	*	15,000	*
Lance S. Cassell	4,000	*	4,000	*
Matthew Chesler	6,400	*	6,400	*
Eric Driver	20,000	*	20,000	*
Christopher Duma	15,000	*	15,000	*
Adam Eisenberg	5,000	*	5,000	*
Daree Elaine Russel Goings	4,000	*	4,000	*
Terry Green	40,000	*	40,000	*
Peter Hanson	200,000	1.73%	100,000	*
Nusirat Jinadu	4,000	*	4,000	*
William Jordan Jr.	15,000	*	15,000	*
Daniel Kantor	80,000	*	80,000	*
Monika Kekic	2,000	*	2,000	*
Santosh Kesari	25,000	*	25,000	*
Milan Makale	15,000	*	15,000	*
Eric Olawolu Moore	10,000	*	10,000	*
Chindeu Nweke	26,300	*	26,300	*
Nnamdi Odiah	20,000	*	20,000	*
Wilbert Tasi	25,000	*	25,000	*
Thanh Van Huynh Revocable Living Trust Dated 3/17/92	12,500	*	2,500	*
Bill Winston	10,000	*	10,000	*
Wolf Wrasidio	15,000	*	15,000	*
TOTAL	609,200	5.27%	499,200	*

* Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

38

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements for the years ended December 31, 2017 and 2016, appearing in this Offering Statement have been audited by Ankit Consulting Inc., and are included in reliance upon such reports given upon the authority of Ankit Consulting Inc., as experts in accounting and auditing.

The validity of the shares of common stock offered under this Offering Statement is being passed upon for us by Pearson Butler & Carson, PLLC, Attorneys at Law, South Jordan, Utah.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

39

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED AND UNREVIEWED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE 6-MONTH PERIODS ENDED JUNE 30, 2018 AND 2017

FOR THE PERIODS ENDED DECEMBER 31, 2017 AND 2016

F-1

Global Cancer Technology, Inc.

Consolidated Balance Sheets (Unaudited and Unreviewed)

	As of June 30, 2018	As of June 30, 2017
Assets
Current assets
Cash and cash equivalents	$32,223	$2,940
Total current assets	32,223	2,940

Property and Equipment, net	1,048	–
Total assets	$33,271	$2,940

Liabilities and Stockholders' Deficit
Liabilities
Accounts payable and accrued liabilities	$68,547	$32,851
Deferred Compensation	76,630	92,527
Convertible notes payable	177,500	–
Total current liabilities	322,677	125,378

Stockholders' Deficit
Common Stock, $.001 par value of $.001 per share; 100,000,000 shares authorized; 11,438,700 shares issued and outstanding as of June 30, 2018 and 10,852,000 shares issued and outstanding as of June 30, 2017	11,438	10,852
Additional Paid in Capital	587,837	394,648
Accumulated Deficit	(888,681)	(527,938)
Net stockholders deficit	(289,406)	(122,438)
Total liabilities and stockholder's deficit	$33,271	$2,940

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Global Cancer Technology, Inc.

Consolidated Statement of Operations (Unaudited and Unreviewed)

For the Six Months Ended June 30, 2018 and 2017

	2018	2017

Operating Revenue, net	$–	$25,000
Costs of sales	–	10,000

Gross profit	–	15,000

Operating expenses:
General and administrative expenses	181,341	214,031

Loss from operations	(181,341)	(199,031)

Interest expense	4,215	–

Loss before income taxes	(185,556)	(199,031)

Provision for income taxes (benefit)	–	–

Net loss	$(185,556)	$(199,031)

Net loss per share, basic and fully diluted	$(0.02)	$(0.02)

Weighted average common equivalent shares outstanding, basic and fully diluted	11,278,397	10,809,210

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Global Cancer Technology, Inc.

Consolidated Statement of Stockholders' Deficit (Unaudited and Unreviewed)

For the Six Months ended June 30, 2018

	Common Stock		Additional
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Total Deficit
Balance December 31, 2017	11,197,300	$11,197	$477,378	$(703,125)	$(214,550)

Shares issued for cash	71,400	71	25,629	–	25,700
Shares issued for services	170,000	170	84,830	–	85,000
Loss from operations	–	–	–	(185,556)	(185,556)

Balance June 30, 2018	11,438,700	$11,438	$587,837	$(888,681)	$(289,406)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Global Cancer Technology, Inc.

Consolidated Statement of Cash Flows (Unaudited and Unreviewed)

For the Six Months Ended June 30, 2018 and 2017

	2018	2017
Cash flows provided by (used in) operating activities:
Net loss from operations	$(185,556)	$(199,031)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Issuance of common stock for services	85,000	128,000

Changes in assets and liabilities
Increase (decrease) in
Accounts payable and accrued liabilities	(5,677)	11,482
Deferred compensation	(24,594)	49,285
Net cash used in operating activities	(130,827)	(10,264)

Cash flows provided by (used in) investing activities
Property and equipment	–	–
Net cash used for investing activities

Cash flows provided by (used in) financing activities
Proceeds from issuance of convertible notes	102,500	–
Proceeds from issuance of common stock	25,700	11,000
Net cash provided by financing activities	128,200	11,000

Net increase (decrease) in cash and cash equivalents	(2,627)	736

Cash and cash equivalents at beginning of period	34,850	2,204

Cash and cash equivalents at end of period	$32,223	$2,940

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Global Cancer Technology, Inc.

Notes to Consolidated Unaudited and Unreviewed Financial Statements

For the Six Months Ended June 30, 2018

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Global Cancer Technology, Inc. (GCT or The Company) was incorporated under the laws of the State of Nevada on May 18, 2017. It was originally formed as a limited liability company in the State of Texas on January 2, 2013 and converted to its present corporate status on May 18, 2017.

On July 12, 2017 the Company filed Articles of Incorporation in the State of Nevada for a subsidiary called NanoMed Tracking Inc. (NanoMed).. GCT is a 51% owner of NanoMed and the minority owners are scientists integral to the development of the licensed products.

On June 11, 2018 the Company filed Articles of Incorporation in the State of Montana for a subsidiary called MCW Pharmaceuticals Inc.(MCW). The Company intends to transfer into this subsidiary a license obtained from UCSD. GCT is a 51% owner of MCW and the minority owners are scientists integral to the develop of the licensed products.

Business Overview

GCT has no products or services which we provide, except in connection with our license agreement with American Radiosurgery described below. We have acquired licenses from universities which permit us to market certain technologies.

GCT was formed to acquire a portfolio of various medical licenses for unique and promising patents and intellectual properties. The company has acquired licenses from the University of California, San Diego - John Moores Cancer Center and from the University of Washington. In addition, GCTholds an exclusive technology license from American Radiosurgery, Inc., an affiliated entity, to promote and sell high technology radiosurgery and cancer treatment products.

GCT is a startup stage company and has not yet achieved meaningful operating status.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of GCT is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("US GAAP") and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits in one large national bank. At June 30, 2018 and 2017, the Company had $32,223 and $2,940 in cash, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

F-6

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

Property & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset. Equipment at June 30,2018 consisted of computer equipment.

Fair Value of Financial Instruments

The Company's financial instruments as defined by ASC 825-10-50, include cash, receivables, accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short-term maturity of these financial instruments, approximates fair value at June 30, 2018 and 2017.

Earnings (Losses) Per Share

Basic net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time they were outstanding. Weighted average of number of diluted securities was the same as weighted average of basic securities because the effect of dilutive securities was non-dilutive.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes — Recognition. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by ASC 740-10-25-5 to allow recognition of such an asset.

New Accounting Pronouncements

The Company has evaluated the authoritative guidance issued during the six-month period ended June 30, 2018 and does not expect the adoption of these standards to have a material effect on its financial position or results of operations.

Note 3 - Going Concern

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and settle its liabilities in the ordinary course of business. In the foreseeable future.

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of June 30, 2018, the Company has limited financial resources with which to achieve its objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, as of June 30, 2018 the Company has an Accumulated Deficit $888,681 and a working capital deficit of $286,239. Achievement of the Company's objectives will be dependent upon the ability to obtain additional financing, and generate revenue from current and planned business operations, and control costs. The Company is in the development stage and has generated no operating income.

F-7

The Company plans to fund its future operations by joint venturing or obtaining additional financing from investors and/or lenders. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implication of associated bankruptcy costs should the Company be unable to continue as a going concern.

NOTE 4 – COMMON STOCK

As of June 30, 2018, GCT had 100,000,000 authorized shares of common stock of which 11,338,700 was issued and outstanding. Although the Company has had difficulty in obtaining working lines of credit from financial institutions and trade credit from vendors, management has been able to raise capital from private placements and further expand the Company's operations to continue its growth. In addition, The Company has issued shares as compensation for services provided.

Since inception, the Company has issued stock (initially membership interests in the Texas LLC which were subsequently converted into shares of the Company) as follows:

During the year ended December 1, 2013, 9,800,000 shares were awarded to the Founder for his efforts in starting the Company. These shares were issued at a discount to par value. Also, during that same year 131,000 shares were issued for cash of $56,500 and 102,000 shares valued at $49,750 were issued in payment of services provided to the Company.

During the year ended December 31, 2014, an additional 20,000 shares were issued for $5,000 cash and 50,000 shares valued at $25,000 were issued in payment of services provided to the Company.

During the year ended December 31, 2015, an additional 230,000 shares were issued for cash of $57,500 and 3,000 shares valued at $750 were issued as payment of services provided to the Company.

During the year ended December 31, 2016, an additional 108,000 shares were issued for cash of $44,500 and 80,000 shares valued at $27,500 were issued as payment of services provided to the Company.

During the year ended December 31, 2017, an additional 331,000 shares were issued for cash of $77,500 and 342,300 shares valued at $144,575 were issued as payment of services provided to the Company.

During the period ended June 30, 2018, the Company has issued 71,400 shares of common stock for $25,700 in cash and 282,500 shares for payment of services provided to the Company.

NOTE 5 – RELATED PARTY TRANSACTIONS

On January 2, 2013, Global Cancer Technology LLC, a Texas limited liability company awarded membership interests of 9,800,000 share equivalents to its Founder and Chief Executive Officer. The Founder shares were issued at a discount to par value

On May 18, 2017, in connection with the conversion of the Texas limited liability company into Global Cancer Technology, Inc., a Nevada Corporation, the Company converted the Founder membership interests into 9,800,000 shares of common stock in return for his interest in the Texas company.

On October 1, 2017, GCT entered into an exclusive distributorship agreement with American Radiosurgery, Inc., an entity controlled by the Founder. No payments have been made to American Radiosurgery since commencement of the agreement.

F-8

The Company has been accruing compensation of $75,000 per annum for its sole officer from inception to April 30, 2018. On May 1,2018 the Company entered into an executive agreement with the officer for an annual compensation of $100,000 per annum. At June 30, 2018 and 2017, the balance of unpaid compensation was $76,630 and $92,527, respectively.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

GCT was formed to acquire a portfolio of various medical licenses for unique and promising patents and intellectual properties. The company has acquired licenses from the University of California, San Diego, John Moores Cancer Center (USCD) and from the University of Washington (UW) for several patents governing the use of advanced High Intensity Focused Ultrasound to treat cancer. In addition, we hold an exclusive technology license from American Radiosurgery, Inc (ARI)., an affiliated entity, to promote and sell high technology radiosurgery and cancer treatment products. The licenses we hold have financial terms that require certain minimum payments and include:

Licenses with UCSD

GCT is required to make certain payments to UCSD to maintain the license the two licenses it has with them. The financial obligations are as follows:

	License #1	License # 2
In 2017 a license issue fee of	$12,500	$10,000
Annual Maintenance Fees
Year 1	$5,000	$5,000
Year 2	$7,500	$7,500
Year 3 and beyond	$10,000	$10,000

Royalties on net sales of licensed products	2.5%	2.5%
Reimbursement of Patent costs	$20,000	$21,500

GCT has agreed to diligently develop, manufacture, and sell the licensed products, and have further agreed to accomplish certain tasks or milestones related to the technology. If GCT fails to perform these tasks, USCD may either terminate the agreement or change the license to a non-exclusive one. GCT has further agreed to obtain all necessary government approvals for the manufacture, use, and sale of the licensed products and to fill market demand for them.

UCSD may terminate the license agreement generally if GCT is delinquent in any reports or payments, if it does not diligently develop and commercialize the licensed product, if it breaches any provision of the agreement, subject to the right to cure any default within 60 days after receiving notice of default. GCT may terminate the agreement for any reason upon 90 days’ written notice. The term of the license agreement expires on the date of the longest-lived patent right granted under the license.

License with American Radiosurgery Distributorship Agreement

On October 1, 2017, GCT entered into an exclusive worldwide Technology License Agreement with American Radiosurgery, Inc. (ARI) to market and service products developed by American Radiosurgery, a related party via common ownership of our principal shareholder. Under the terms of the agreement, GCT will receive a commission on sales of the devices and are obligated to sell at least one device per year. Since commencement of the agreement, GCT has not sold any ARI devices.

GCT is also required to provide all warranty work for existing devices sold by American Radiosurgery and devices sold by GCT. There are 6 devices currently installed which are covered by warranty.

F-9

GCT is also permitted to provide removal services for existing devices throughout the world.

The agreement may be terminated by American Radiosurgery upon 30 days’ prior notice by American Radiosurgery if GCT fails to meet its selling quotas, or by either party for breach of the agreement or without cause.

Note 7 – Convertible Notes Payable

On November 20, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on November 20, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $197.

On November 22, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on November 22, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $187.

On December 22, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on December 22, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $43.

On January 18, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on January 18, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On April 5, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on April 5, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On April 16, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on April 16, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On June 22, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on June 22, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

Note 8 - 2018 Stock Incentive Plan

On May 1, 2018, our board of directors adopted the 2018 Stock Incentive Plan (the “Plan”) which was subsequently approved by a majority of the outstanding votes of our shareholders. The purposes of the Plan are (a) to enhance our ability to attract and retain the services of qualified employees, officers, directors, consultants, and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of our company, by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in the success and increased value of our Company.

There are 500,000 shares of common stock authorized for non-qualified and incentive stock options, restricted stock units, restricted stock grants, and stock appreciation rights under the Plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.

F-10

Note 9 – Subsequent Events

Subsequent to June 30, 2018, an additional 112,500 shares of common stock were issued for services rendered.

On July 27, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on July 27, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Global Cancer Technologies, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Global Cancer Technologies, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related consolidated notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Going Concern

The accompanying consolidated financial statements have been prepared to assume the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s losses from operations raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ankit Consulting Services, Inc.

We have served as the Company’s auditor since December 2017.

Rancho Santa Margarita, California

August 29, 2018

F-12

Global Cancer Technology, Inc.

Consolidated Balance Sheets

	As of December 31, 2017	As of December 31, 2016
Assets
Current assets
Cash and cash equivalents	$34,850	$2,204
Total current assets	34,850	2,204

Property and equipment, net	1,048	–
Total assets	$35,898	$2,204

Liabilities and Stockholders' Deficit
Liabilities
Accounts payable	$64,224	$21,369
Accrued Liabilities	10,000	–
Deferred Compensation	101,224	43,242
Convertible notes payable	75,000	–
Total current liabilities	250,448	64,611

Stockholders' Deficit
Common Stock, $.001 par value of $.001 per share; 100,000,000 shares authorized; 11,197,300 shares issued and outstanding as of December 31, 2017 and 10,524,000 shares issued and outstanding as of December 31, 2016	11,197	10,524
Additional Paid in Capital	477,378	255,976
Accumulated deficit	(703,125)	(328,907)
Net stockholders deficit	(214,550)	(62,407)
Total liabilities and stockholder's deficit	$35,898	$2,204

The accompanying notes are an integral part of these consolidated financial statements.

F-13

Global Cancer Technology, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2017 and 2016

	2017	2016
Operating Revenue, net	$25,000	$78,690
Costs of sales	10,000	53,170

Gross profit	15,000	25,520

Operating expenses:
General and administrative expenses	388,791	165,853

Loss from operations	(373,791)	(140,333)

Interest expense	427	–

Loss before income taxes	(374,218)	(140,333)

Provision for income taxes (benefit)	–	–

Net loss	$(374,218)	$(140,333)

Net loss per share, basic and fully diluted	$(0.03)	$(0.01)

Weighted average common equivalent shares outstanding, basic and fully diluted	10,915,500	10,360,347

The accompanying notes are an integral part of these consolidated financial statements.

F-14

Global Cancer Technology, Inc.

Consolidated Statement of Stockholders' Deficit

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital		Accumulated Deficit	Total Deficit
Balance December 31, 2015	10,336,000	$10,336	$184,164		(188,574)	$5,926

Shares issued for cash	108,000	108	44,392		–	44,500
Shares issued for services	80,000	80	27,420		–	27,500
Loss from operations in 2016	–	–	–		(140,333)	(140,333)
Balance December 31, 2016	10,524,000	10,524	255,976	#	(328,907)	(62,407)

Shares issued for cash	331,000	331	77,169		–	77,500
Shares issued for services	342,300	342	144,233		–	144,575
Loss from operations in 2017	–	–	–		(374,218)	(374,218)

Balance December 31, 2017	11,197,300	$11,197	$477,378	#	$(703,125)	$(214,550)

The accompanying notes are an integral part of these consolidated financial statements.

F-15

Global Cancer Technology, Inc.

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows provided by (used in) operating activities:
Net loss from operations	$(374,218)	$(140,333)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Issuance of common stock for services	144,575	27,500

Changes in assets and liabilities
Increase in
accounts payable and accrued liabilities	52,855	11,558
deferred compensation	57,982	58,082
Net cash used in operating activities	(118,806)	(43,192)

Cash flows provided by (used in) investing activities
Purchase of property and equipment	(1,048)	–
Net cash used in investing activities

Cash flows provided by (used in) financing activities
Proceeds from issuance of convertible notes	75,000	–
Proceeds from issuance of common stock	77,500	44,500
Net cash provided by financing activities	152,500	44,500

Net increase in cash and cash equivalents	32,646	1,308

Cash and cash equivalents at beginning of year	2,204	896

Cash and cash equivalents at end of year	$34,850	$2,204

The accompanying notes are an integral part of these consolidated financial statements.

F-16

Global Cancer Technology, Inc.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Global Cancer Technology, Inc. (GCT or The Company) was incorporated under the laws of the State of Nevada on May 18, 2017. It was originally formed as a limited liability company in the State of Texas on January 2, 2013 and converted to its present corporate status on May 18, 2017.

On July 12, 2017 the Company filed Articles of Incorporation in the State of Nevada for a subsidiary called NanoMed Tracking Inc. (NanoMed).. GCT is a 51% owner of NanoMed and the minority owners are scientists integral to the development of the licensed products.

Business Overview

GCT has no products or services which we provide, except in connection with our license agreement with American Radiosurgery described below. We have acquired licenses from universities which permit us to market certain technologies.

GCT was formed to acquire a portfolio of various medical licenses for unique and promising patents and intellectual properties. The company has acquired licenses from the University of California, San Diego - John Moores Cancer Center and from the University of Washington. In addition, GCTholds an exclusive technology license from American Radiosurgery, Inc., an affiliated entity, to promote and sell high technology radiosurgery and cancer treatment products.

GCT is a startup stage company and has not yet achieved meaningful operating status.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of GCT is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("US GAAP") and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits in one large national bank. At December 31, 2017 and 2016 respectively, the Company had $34,850 and $2,204 in cash. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

F-17

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset. Equipment at December 31, 2017 consisted of computer equipment.

Fair Value of Financial Instruments

The Company's financial instruments as defined by ASC 825-10-50, include cash, receivables, accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short-term maturity of these financial instruments, approximates fair value at December 31, 2017 and 2016.

Earnings (Losses) Per Share

Basic net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time they were outstanding. Weighted average of number of diluted securities was the same as weighted average of basic securities because the effect of dilutive securities was non-dilutive.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes — Recognition. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by ASC 740-10-25-5 to allow recognition of such an asset.

New Accounting Pronouncements

The Company has evaluated the authoritative guidance issued during the year ended December 31, 2017 and does not expect the adoption of these standards to have a material effect on its financial position or results of operations.

Note 3 - Going Concern

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and settle its liabilities in the ordinary course of business. In the foreseeable future. As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2017, the Company has limited financial resources with which to achieve its objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, as of December 31, 2017 the Company has an accumulated deficit of $703,125 and The Company's working capital is a deficit of $215,598. Achievement of the Company's objectives will be dependent upon the ability to obtain additional financing, and generate revenue from current and planned business operations, and control costs. The Company is in the development stage and has generated no operating income.

The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implication of associated bankruptcy costs should the Company be unable to continue as a going concern.

F-18

Note 4 – Common Stock

As of December 31,2017, GCT had 100,000,000 authorized shares of common stock, par value $.001 per share, of which 11,197,300 was issued and outstanding. Although the Company has had difficulty in obtaining working lines of credit from financial institutions and trade credit from vendors, management has been able to raise capital from private placements and further expand the Company's operations to continue its growth. In addition, The Company has issued shares as compensation for services provided.

Since inception through December 31, 2015, the Company has issued stock (initially membership interests in the Texas LLC which were subsequently converted into shares of the Company) as follows:

During the year ended December 1, 2013, 9,800,000 shares were awarded to the Founder for his efforts in starting the Company. These shares were issued at a discount to par value. Also, during that same year 131,000 shares were issued for cash of $56,500 and 102,000 shares valued at $49,750 were issued in payment of services provided to the Company.

During the year ended December 31, 2014, an additional 20,000 shares were issued sold for $5,000 cash and 50,000 shares valued at $25,000 were issued in payment of services provided to the Company.

During the year ended December 31, 2015, an additional 230,000 shares were issued for cash of $57,500 and 3,000 shares valued at $750 were issued as payment of services provided to the Company.

During the year ended December 31, 2016, an additional 108,000 shares were issued for cash of $44,500 and 80,000 shares valued at $27,500 were issued as payment of services provided to the Company.

During the year ended December 31, 2017, an additional 331,000 shares were issued for cash of $77,500 and 342,300 shares valued at $144,575 were issued as payment of services provided to the Company.

NOTE 5 – RELATED PARTY TRANSACTIONS

On January 2, 2013, Global Cancer Technology LLC, a Texas limited liability company awarded membership interests of 9,800,000 share equivalents to its Founder and Chief Executive Officer. The Founder shares were issued at a discount to par value

On May 18, 2018, in connection with the conversion of the Texas limited liability company into Global Cancer Technology, Inc., a Nevada Corporation, the Company converted the Founder membership interests into 9,800,000 shares of common stock in return for his interest in the Texas company.

On October 1, 2017, GCT entered into an exclusive distributorship agreement with American Radiosurgery, Inc., an entity controlled by the Founder. No payments have been made to American Radiosurgery since commencement of the agreement.

The Company has been accruing compensation of $75,000 per annum for its sole officer from inception to April 30, 2018. Subsequent to year end the Company entered into an executive agreement with the officer for an annual compensation of $100,000 per annum. At December 31, 2017 and 2016, the balance of unpaid compensation was $101,224 and $43,242, respectively.

In 2016, commissions of $10,000 were paid to a relative of its sole officer as a consulting fee for securing the sale of equipment.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

GCT was formed to acquire a portfolio of various medical licenses for unique and promising patents and intellectual properties. The company has acquired licenses from the University of California, San Diego, John Moores Cancer Center (USCD) and from the University of Washington (UW) for several patents governing the use of advanced High Intensity Focused Ultrasound to treat cancer. In addition, we hold an exclusive technology license from American Radiosurgery, Inc (ARI)., an affiliated entity, to promote and sell high technology radiosurgery and cancer treatment products. The licenses we hold have financial terms that require certain minimum payments and include:

F-19

Licenses with UCSD

GCT is required to make certain payments to UCSD to maintain the license the two licenses it has with them. The financial obligations are as follows:

	License #1	License # 2
In 2017 a license issue fee of	$12,500	$10,000
Annual Maintenance Fees
Year 1	$5,000	$5,000
Year 2	$7,500	$7,500
Year 3 and beyond	$10,000	$10,000

Royalties on net sales of licensed products	2.5%	2.5%
Reimbursement of Patent costs	$20,000	$21,500

GCT has agreed to diligently develop, manufacture, and sell the licensed products, and have further agreed to accomplish certain tasks or milestones related to the technology. If GCT fails to perform these tasks, USCD may either terminate the agreement or change the license to a non-exclusive one. GCT has further agreed to obtain all necessary government approvals for the manufacture, use, and sale of the licensed products and to fill market demand for them.

UCSD may terminate the license agreement generally if GCT is delinquent in any reports or payments, if it does not diligently develop and commercialize the licensed product, if it breaches any provision of the agreement, subject to the right to cure any default within 60 days after receiving notice of default. GCT may terminate the agreement for any reason upon 90 days’ written notice. The term of the license agreement expires on the date of the longest-lived patent right granted under the license.

License with American Radiosurgery Distributorship Agreement

On October 1, 2017, GCT entered into an exclusive worldwide Technology License Agreement with American Radiosurgery, Inc. (ARI) to market and service products developed by American Radiosurgery, a related party via common ownership of our principal shareholder. Under the terms of the agreement, GCT will receive a commission on sales of the devices and are obligated to sell at least one device per year. Since commencement of the agreement, GCT has not sold any ARI devices.

GCT is also required to provide all warranty work for existing devices sold by American Radiosurgery and devices sold by GCT. There are 6 devices currently installed which are covered by warranty.

GCT is also permitted to provide removal services for existing devices throughout the world.

The agreement may be terminated by American Radiosurgery upon 30 days’ prior notice by American Radiosurgery if GCT fails to meet its selling quotas, or by either party for breach of the agreement or without cause.

Note 7 – Convertible Notes Payable

On November 20, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on November 20, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $197.

On November 22, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on November 22, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $187.

F-20

On December 22, 2017, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on December 22, 2018 unless the option to convert into common shares at the rate of $0.25 per share is exercised. At December 31, 2017, the note has earned interest of $43.

NOTE 8 – SUBSEQUENT EVENTS

Issuance of Additional Convertible Promissory Notes

On January 18, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on January 18, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On April 5, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on April 5, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On April 16, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on April 16, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On June 22, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on June 22, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

On July 27, 2018, the Company received $25,000 cash in exchange for an unsecured convertible note agreement. The $25,000 note bears interest at 7% per annum. The note balance and accrued interest earned are due and payable on July, 2019 unless the option to convert into common shares at the rate of $0.25 per share is exercised.

License with the University of Washington

Effective March 8, 2018, GCT entered into an exclusive world-wide Start-up License Agreement with the University of Washington under certain patents licensed by the university and a non-exclusive world-wide license for certain know-how for the development and commercialization of a new form of High Intensity Focused Ultrasound called ‘Boiling Histotripsy’. GCT has the right to grant sublicenses for the licensed technology. Because the inventions covered by the licensed patents arose in whole or in part from federally supported research, the federal government has certain statutory rights to the technology. GCT has agreed to use commercially reasonable efforts to commercialize the licensed rights and is obligated within 30 days after each calendar year-end to submit reports describing these efforts.

GCT may terminate the agreement at any time, or the License Agreement will terminate when all licensed rights have terminated or if GCT breaches any of our material duties under the agreement.

Emyployment Agreement

On May 1, 2018 the Company entered into an employment agreement with its sole officer. Under the terms of agreement, the officer is entitled to compensation of $100,000 per annum. In addition, GCT issued the officer 100,000 shares of common stock as a signing bonus. He is also eligible to receive an annual bonus of a minimum of 50% and a maximum of 400% upon achievement of performance objectives, none of which have yet been determined. He is also entitled to participate in employee benefits available to other senior executives and 12 weeks paid vacation per year.

F-21

2018 Stock Incentive Plan

On May 1, 2018, our board of directors adopted the 2018 Stock Incentive Plan (the “Plan”) which was subsequently approved by a majority of the outstanding votes of our shareholders. The purposes of the Plan are (a) to enhance GCT’s ability to attract and retain the services of qualified employees, officers, directors, consultants, and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

There are 500,000 shares of common stock authorized for non-qualified and incentive stock options,

restricted stock units, restricted stock grants, and stock appreciation rights under the Plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.

Additional Issuance of Common Stock

Subsequent to December 31, 2017, the Company has issued 71,400 shares of common stock for $25,700 in cash and 282,500 shares for payment of services provided to the Company.

Incorporation of Subsidiary

On June 11, 2018 the Company filed Articles of Incorporation in the State of Montana for a subsidiary called MCW Pharmaceuticals Inc.(MCW). The Company intends to transfer into this subsidiary a license obtained from UCSD. GCT is a 51% owner of MCW and the minority owners are scientists integral to the develop of the licensed products.

F-22

PART III

EXHIBITS TO OFFERING STATEMENT

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here- with
2.1	Plan of Conversion dated January ___, 2017					X
2.2	Articles of Incorporation					X
2.3	Nevada Articles of Conversion					X
2.4	Texas Certificate of Conversion					X
2.5	Current Bylaws					X
3.1*	2018 Stock Incentive Plan
4.1*	Subscription Agreement
6.1	CEO Employment Agreement dated May 1, 2018					X
6.2*	NanoMed Tracking Shareholder Agreement dated June 26, 2017
6.3*	MCW Pharmaceuticals Shareholder Agreement dated May 17, 2018
6.4	Sponsored Research Agreement with the University of Washington as of August 21, 2018					X
11.1	Consent of Ankit Consulting Inc., independent registered public accounting firm					X
12.1*	Opinion re Legality of Shares
13.1*	Pitch Deck
15.1	Code of Ethics					X
15.2	Part I - Item 6 explanation					X

*To be filed by amendment

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, CA on September 7, 2018.

GLOBAL CANCER TECHNOLOGY, INC.

By: /s/ John Clark
John Clark, CEO (Principal Executive, Financial & Accounting Officer) and Sole Director)

III-2